Exhibit 3

Execution Version

OFID Agreement No. [●]

LOAN AGREEMENT

BETWEEN

UABL PARAGUAY S.A.

AND

THE OPEC FUND FOR INTERNATIONAL DEVELOPMENT

Dated  November____, 2008

TABLE OF CONTENTS

Article/ Section	Item	Page No.

ANNEX C	80

INSURANCE REQUIREMENTS	80

SCHEDULE 1	84

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY	84

SCHEDULE 2	86

FORM OF REQUEST FOR DISBURSEMENT	86

SCHEDULE 3	89

FORM OF DISBURSEMENT RECEIPT	89

SCHEDULE 4	90

FORM OF ACCEPTANCE OF SERVICE OF PROCESS LETTER	90

SCHEDULE 5	92

FORM OF LETTER TO GUARANTOR'S AUDITORS	92

SCHEDULE 6	94

FORM OF BORROWER'S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS	94

SCHEDULE 7	96

ACCEPTABLE BROKERS	96

LOAN AGREEMENT

LOAN AGREEMENT (this "Agreement") dated November____, 2008 between: (1) UABL PARAGUAY S.A., a corporation organized and existing under the laws of the Republic of Paraguay, as borrower (the "Borrower"), and (2) THE OPEC FUND FOR INTERNATIONAL DEVELOPMENT, an international organization established by Articles of Agreement among its member countries ("OFID").

WHEREAS:

A.
The Borrower has requested that OFID lend an aggregate amount of up to fifteen million Dollars ($15,000,000) to the Borrower to partially finance: (i) the replacement of existing pushboat engines and the conversion of pushboats to install such engines, (ii) the enlargement and re-bottoming of existing barges, (iii) the construction and acquisition of additional pushboats and barges and (iv) supplies and related equipment for the foregoing;

B.	OFID has agreed to lend such amounts to the Borrower on the terms and conditions set forth in this Agreement;

C.
The Borrower and the International Finance Corporation ("IFC") are parties to the UABLPY Loan Agreement (as defined below) pursuant to which IFC made available to the Borrower a loan facility in the amount of twenty-five million Dollars ($25,000,000) for the same purposes as the above financing to be made available by OFID; and

D.
The UABLPN Borrowers (as defined below) and IFC are parties to the UABLPN Loan Agreement (as defined below) pursuant to which IFC made available to the UABLPN Borrowers a loan facility in the amount of thirty-five million Dollars ($35,000,000) for the same purposes as the above financing to be made available by OFID.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.01.  Definitions.  Wherever used in this Agreement, the following terms have the meanings opposite them:

"Acceptable Broker"
means any of the sale and purchase ship brokerage companies listed in Schedule 7, as such list may from time to time be amended by agreement between OFID and the Borrower; and any other Person that OFID may from time to time designate as an Acceptable Broker;

"Accounting Standards"	means US Generally Accepted Accounting Principles ("USGAAP") consistently applied;

"Action Plan"
means the set of environmental, health, safety and social activities with specific deadlines to ensure compliance with the performance standards as agreed between the IFC and the Guarantor on June 25, 2008, as such Action Plan may be amended or supplemented from time to time with IFC's consent;

"Affiliate"
means any Person directly or indirectly controlling, controlled by or under common control with, another Person (for purposes of this definition, "control" means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of ten per cent (10%) or more of the voting capital stock of a Person is deemed to constitute control of that Person, and "controlling" and "controlled" have corresponding meanings);

"Annual Monitoring Report"
means an annual report, a copy of which shall be forwarded to OFID, setting out the specific social, environmental and developmental impact reporting requirements of the Borrower in respect of its operations, confirming that it is conducting operations in compliance with Applicable S&E Law, the Action Plan and in a manner consistent with the Performance Standards, or, as the case may be, detailing any non-compliance or inconsistency together with the action being taken to ensure compliance and in a form satisfactory to IFC, as such form of Annual Monitoring Report may be amended or supplemented from time to time with IFC's consent;

"Applicable S&E Law"	means all applicable statutes, laws, ordinances, rules and regulations of Argentina, Bolivia, Brazil, Paraguay and

Uruguay, including but not limited to any license, permit or other governmental authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the performance standards;

"Auditors"
means Pistrelli, Henry, Martin y Asociados SRL, Member of E&Y Global or such other firm of internationally recognized independent public accountants that the Guarantor or the Borrower appoints from time to time as their auditors pursuant to Section 5.01 (e);

"Authority"
means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

"Authorization"	means:

(a)
any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period; or

(b)	all corporate, creditors' and shareholders' approvals or consents;

"Authorized
Representative"
means any natural person who is duly authorized by the Borrower, the Guarantor or a Bareboat Charterer, as the case may be, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower, the Guarantor or such Bareboat Charterer, as the case may be, to OFID;

"Bareboat Charter"	means, collectively:

(a)	a bareboat charter party between a UABLPN Borrower and Cornamusa providing for the demise charter of one or more Mortgaged Vessels owned by such UABLPN Borrower to Cornamusa; and

(b)	any other lease agreement or bareboat charter party in respect of one or more Mortgaged Vessels entered into by a UABLPN Borrower or another Guarantor Subsidiary as owner or demise owner;

and in the singular means any one of them as the context may require;

"Bareboat Charter Assignment"
means an assignment in respect of a Bareboat Charter executed by a UABLPN Borrower or another Guarantor Subsidiary in favor of the Security Trustee for the benefit of IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement and OFID as lender under this Agreement, to secure the Borrower's obligations under the UABLPY Loan Agreement, the UABLPN Borrowers' obligations under the UABLPN Loan Agreement, the Borrower's obligations under this Agreement and the Guarantor's obligations under the Guarantee Agreement and the IFC Guarantee Agreement;

"Bareboat Charter Assignment Acknowledgement and Consent"	means an acknowledgement and consent executed by a Bareboat Charterer with respect to each Bareboat Charter Assignment;

"Bareboat Charterer"	means the charterer pursuant to any of the Bareboat Charters;

"Business Day"	means a day when banks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03 (d) (ii), London, England;

"CAO"
means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

"CAO's Role"	means, as the context may require, to:

(a)	respond to complaints by persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and

(b)
oversee audits of IFC's social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC's social and environmental policies, guidelines, procedures and systems;

"Certificate of Incumbency and Authority"	means a certificate provided to OFID by the Borrower, the Guarantor or a Bareboat Charterer in the form of Schedule 1;

"Coercive Practice"	means the impairing or harming, or threatening to impair or harm, directly or indirectly, any Person or the property of such Person to influence improperly the actions of a Person;

"Collateral"
means all collateral referred to in the Security Documents and all other property that is or is intended to be subject to any Lien in favor of OFID or the Security Trustee acting, inter alia, for the benefit of OFID;

"Collateral Trust Agreement"
means the agreement among the Security Trustee, IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement and, pursuant to the Joinder, Assumption and Ratification Agreement, OFID as lender under this Agreement, and consented to by the Borrower and each of the UABLPN Borrowers for the limited purposes stated therein, that creates a trust over the Collateral to be held by the Security Trustee for the benefit of IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement and OFID as lender under this Agreement and that provides the manner in which (a) such trust is to be administered by the Security Trustee and (b) the proceeds of enforcement against the Collateral are to be distributed to and applied by IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement, OFID as lender under this Agreement, the Borrower and the UABLPN Borrowers;

"Collusive Practice"	means an arrangement between two or more Persons designed to achieve an improper purpose, including to influence improperly the actions of another Person;

"Consolidated or Consolidated Basis"
means with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document the method referred to in Section 1.02 (c);

"Constitutive Documents"
means with respect to the Borrower and the Guarantor, its certificate of incorporation and by-laws and, with respect to any other Person (other than a natural person), its constitutive documents, howsoever called;

"Cornamusa"	means Corporación de Navegación Mundial S.A., a corporation organized and existing under the laws of Chile;

"Corrupt Practice"	means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another Person;

"Country"	means the Republic of Paraguay;

"Current Assets"
means the aggregate of a Person's cash, inventories, investments classified as "held for trading", investments classified as "available for sale", trade and other receivables realizable within one year, and prepaid expenses which are to be charged to income within one year;

"Current Liabilities"	means the aggregate of all liabilities of a Person falling due on demand or within one year (including the portion of Long-term Debt, but excluding Shareholder Loans, falling due within one year);

"Current Ratio"	means the result obtained by dividing Current Assets (less prepaid expenses) by Current Liabilities;

"Debt to Equity Ratio"	means the result obtained by dividing Financial Debt by Shareholders' Equity;

"Debt Service"	means the aggregate amount of principal, interest and fees scheduled to be paid by the Borrower under the terms of this Agreement falling due in the next six (6) months over the Security Period;

"Debt Service Reserve Account"	means account number 1014149 opened in the name of the Borrower and the UABLPN Borrowers with M&T Trust Company of Delaware;

"Debt Service Reserve Account Pledge"
means a pledge in respect of the Debt Service Reserve Account executed by the Borrower in favor of the Security Trustee for the benefit of IFC as lender under the UABLPY  Loan Agreement, IFC as lender under the UABLPN Loan Agreement and OFID as lender under this Agreement, to secure the Borrower's obligations under the IFC Loan Agreement, the UABLPN Borrowers' obligations under the UABLPN Loan Agreement, the Borrower's obligations under this Agreement and the Guarantor's obligations under the Guarantee Agreement and the IFC Guarantee Agreement;

"Deputy Commissioner's Office"	means the office of the Deputy Commissioner of Maritime Affairs of the Republic of Liberia, in New York, New York;

"Derivative Transaction"	means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

"Disbursement"	means any disbursement of the Loan;

"Dollars" and "$"	means the lawful currency of the United States of America;

"Eastham Barges"	means Eastham Barges Inc., a corporation organized and existing under the laws of the Republic of Liberia;

"EH&S Management
System"	means a Person's environmental, health and safety management system;

"Event of Default"	means any one of the events specified in Section 6.02;

"Fair Market Value"	means:

(a)
in relation to any Mortgaged Vessel that was acquired by a UABLPN Borrower or another Guarantor Subsidiary within ninety (90) days of the relevant date of valuation from any Person who was not, at the time of such acquisition, a member of the Ultrapetrol Group, the contracted acquisition price of such Mortgaged Vessel for such acquisition plus, if the relevant acquisition includes delivery in the United States of America, all costs reasonably incurred in connection with positioning such Mortgaged Vessel(s) in the Parana-Paraguay River System (the "River System") in Latin America; or

(b)
in relation to any other Mortgaged Vessel, the fair market value of such Mortgaged Vessel, determined conclusively by the average of two valuations made pursuant to the UABLPN Loan Agreement (each at the expense of the UABLPN Borrowers) not more than forty-five (45) days prior to the relevant date of valuation by two Acceptable Brokers selected by IFC, such valuations being made on an "as is where is" basis, on the basis of a sale for prompt delivery for cash on normal arm's-length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment, and on the basis of the market along the River System in Latin America or on the basis of the market in the United States appropriately adjusted for all costs reasonably incurred in connection with positioning such Mortgaged Vessel(s) in the River System in Latin America; provided that if the higher of the two valuations referred to above is more than one hundred and twenty per cent (120%) of the lower of such two valuations, then the fair market value of such Mortgaged Vessel shall be determined conclusively as the average of: (A) the higher of the two valuations aforesaid, (B) the lower of the two valuations aforesaid and (C) a third valuation by an Acceptable Broker selected by the UABLPN Borrowers;

"Financial Debt"	means any indebtedness of a Person or Persons, individually or in the aggregate, for or in respect of:

(a)	borrowed money;

(b)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(c)	the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90)

days of the date they are incurred and which are not overdue);

(d)
non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue);

(e)	the amount of any obligation in respect of any Financial Lease;

(f)
amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(g)	the amount of such Person's obligations under any Derivative Transactions (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(h)	any premium payable on a redemption or replacement of any of the foregoing items; and

(i)	without double counting the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other person;

provided that, for the avoidance of doubt, Financial Debt does not include any Shareholder Loan provided by Ultrapetrol and/or the Shareholders that is subordinated in payment and liquidation to the Loan;

"Financial Lease"	means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

"Financial Plan"	means the proposed sources of financing for the Project as set out in Annex A;

"Financial Year"	means with respect to the Borrower or the Guarantor the accounting year of such Person commencing each year on January 1 and ending on the following December 31;

"Fraudulent Practice"	means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation;

"General Ventures"	means General Ventures Inc., a corporation organized and existing under the laws of Liberia;

"Guarantee Agreement"
means the agreement entitled "Guarantee Agreement" dated the date of this Agreement between the Guarantor and OFID, pursuant to which, inter alia, the Guarantor unconditionally and irrevocably guarantees the obligations of the Borrower under this Agreement;

"Guarantor"	means UABL Limited, a corporation organized and existing under the laws of the Bahamas;

"Guarantor Subsidiary"	means any entity:

(a)	over 50% of whose capital stock is owned, directly or indirectly, by the Guarantor;

(b)	for which the Guarantor may nominate or appoint a majority of the members of the board of directors or other body performing similar functions; or

(c)	which is otherwise effectively controlled by the Guarantor;

"Historical Debt Service Coverage Ratio"	means with respect to a Person the ratio obtained by dividing:

(a)
the aggregate, for the last four fiscal quarters prior to the relevant date of calculation, of (i) Net Income for such calculation period, (ii) Non-Cash Items, (iii) the amount of all payments that were due during such calculation period on account of interest and other charges on Financial Debt (to the extent deducted from Net Income), and (iv) the amount of all charter hire payments due during such calculation period that were subordinated in payment and liquidation to the Loan, less (v) the aggregate amount of all maintenance capital expenditures made during such calculation

by	period, to the extent such expenditures were not already deducted from Net Income;

(b)
all scheduled payments (including balloon payments) that fell due during such calculation period on account of principal of Long-term Debt and interest and other charges on all Financial Debt but excluding voluntary prepayments;

"IFC"	means the International Finance Corporation;

"IFC Guarantee Agreement"
means the agreement entitled "Guarantee Agreement" dated September 15, 2008 between the Guarantor and IFC, pursuant to which, inter alia, the Guarantor unconditionally and irrevocably guarantees the obligations of the Borrower under the UABLPY Loan Agreement and the UABLPN Borrowers under the UABLPN Loan Agreement;

"IFC Loan"	means, together, the UABLPY Loan and the UABLPN Loan;

"IFC Loan Agreements"	means, together, the UABLPY Loan Agreement and the UABLPN Loan Agreement;

"IFC Loan Documents"	means, together, the UABLPY Loan Documents and the UABLPN Loan Documents;

"Increased Costs"
means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, OFID in connection with the making or maintaining of the Loan that result from:

(a)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(b)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

(i)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, OFID;

(ii)	imposes a cost on OFID as a result of OFID having made the Loan or reduces the rate of return on the overall capital of OFID that it would have achieved, had OFID not made the Loan;

(iii)	changes the basis of taxation on payments received by OFID in respect of the Loan; or

(iv)	imposes on OFID any other condition regarding the making or maintaining of the Loan;

"Increased Costs Certificate"	means a certificate provided from time to time by OFID, certifying:

(a)	the circumstances giving rise to the Increased Costs;

(b)	that the costs of OFID have increased or the rate of return has been reduced;

(c)	that OFID has exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(d)           the amount of Increased Costs;

"Insurances"	means:

(a)
all policies and contracts of insurance (and reinsurance, if any), including entries of a Mortgaged Vessel in any protection and indemnity or war risks association, which are effected in respect of such Mortgaged Vessel, her earnings or otherwise in relation to her as stated in Annex C; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

"Insurance Assignment"
means in respect of each Mortgaged Vessel an assignment of such Mortgaged Vessel's Insurances among the owner of such Mortgaged Vessel, the Bareboat Charterer of such Mortgaged Vessel and the Security Trustee for the benefit of IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement and OFID as lender under this Agreement to secure the Borrower's obligations under the UABLPY Loan Agreement, the UABLPN Borrowers' obligations under the UABLPN Loan Agreement, the Borrower's obligations under this Agreement and the Guarantor's obligations under the Guarantee Agreement and the IFC Guarantee Agreement;

"Insurance Assignment Acknowledgements and Consents"	means the letter of undertaking executed by the relevant underwriters and protection and indemnity clubs in relation to each Insurance Assignment;

"Intercreditor Agreement"
means the agreement to be entered into between IFC as lender under the UABLPY Loan Agreement and the UABLPN Loan Agreement and OFID as a lender under this Agreement setting forth the manner in which the parties thereto agree to consult with each other with respect to the exercise of their rights under the Collateral Trust Agreement and to share the proceeds of enforcement against the Collateral;

"Interest Determination Date"	means except as otherwise provided in Section 2.03 (d) (ii), the second Business Day before the beginning of each Interest Period;

"Interest Payment Date"
means June 15 and December 15 in each year or, in the case of any Interest Period of less than six (6) months, pursuant to Section 2.04, any day that is the 15th day of the month in which the relevant Interest Period ends;

"Interest Period"
means each period of six (6) months or, in the circumstances referred to in Section 2.04, each period of three (3) months or one (1) month determined pursuant to that Section, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

"Interest Rate"	means for any Interest Period, the rate at which interest is payable on the Loan during that Interest Period, determined in accordance with Section 2.03 and, if applicable, Section 2.04;

"Joinder, Assumption and Ratification Agreement"
means the joinder, assumption and ratification agreement made among IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement, OFID as lender under this Agreement and the Security Trustee pursuant to which OFID shall become a "Lender" under the Collateral Trust Agreement;

"Liabilities"	means, in respect of a Person, the aggregate of all obligations of such Person to pay or repay money, including, without limitation:

(a)	Financial Debt;

(b)
the amount of all liabilities of such Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(c)	taxes (including deferred taxes);

(d)
trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

(e)	accrued expenses, including wages and other amounts due to employees and other services providers;

(f)	the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(g)	to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any

Person to the extent such Person guarantees them or otherwise obligate themselves to pay them;

"LIBOR"
means the British Bankers' Association ("BBA") interbank offered rates for deposits in Dollars which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such BBA rates; provided that if the BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, "LIBOR" shall mean the rate determined pursuant to Section 2.03 (d);

"Lien"
means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

"Loan"	means the loan specified in Section 2.01(a) or, as the context requires, its principal amount from time to time outstanding;

"Long-term Debt"	means that part of Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

"Major Guarantor Subsidiary"	means a Guarantor Subsidiary or a group of Guarantor Subsidiaries which by itself or on an aggregate basis owns Collateral or accounts for 5% or more of the Guarantor's total assets or total revenues;

"Marine Financial"	means Marine Financial Investment Corp., a corporation organized and existing under the laws of the Republic of Panama;

"Material Adverse Effect"	means, with respect to the Borrower, the Guarantor or another Guarantor Subsidiary, a material adverse effect on:

(a)	such Person's assets or properties;

(b)	such Person's prospects or financial condition;

(c)	the implementation of the Project, the Financial Plan or the carrying on of such Person's business or operations; or

(d)	the ability of such Person to comply with its obligations under this Agreement, or under any other Transaction Document;

"Mortgage"
means a first preferred Liberian mortgage over one or more of the Mortgaged Vessels, executed by the relevant UABLPN Borrower or another Guarantor Subsidiary as owner in favor of the Security Trustee for the benefit of IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement and OFID as lender under this Agreement to secure the Borrower's obligations under the UABLPY Loan Agreement, the UABLPN Borrowers' obligations under the UABLPN Loan Agreement, the Borrower's obligations under this Agreement and the Guarantor's obligations under the Guarantee Agreement and the IFC Guarantee Agreement;

"Mortgaged Vessel"
means a Vessel owned by a UABLPN Borrower or another Guarantor Subsidiary that is subject to a Mortgage, and shall include Vessels in the following priority (except when such a priority of assets imposes a significant cost to the Guarantor compared to other assets available for mortgage, as explained to OFID):

(a)	newly manufactured Vessels that are registered under the law of countries acceptable to OFID;

(b)	pushboats that are registered under the law of countries acceptable to OFID; and

(c)	other Liberian registered Vessels;

"Net Income"
means, for any calculation period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in the audited financial statements for such calculation period;

"Non-Cash Items"	means for any calculation period, the net aggregate amount (which may be a positive or negative number) of all non-cash income and non-cash expense items which (under accrual accounting) have been added or subtracted in calculating Net Income during that calculation period, including, without limitation, equity earnings in Subsidiaries, asset revaluations, depreciation, amortization, deferred taxes and provisions for severance pay of staff and workers;

"Notes"
means the 9% first preferred ship mortgage notes due 2014, issued by Ultrapetrol, or such notes that may be issued in substitution or exchange thereof by Ultrapetrol as a result of refinancing or rescheduling of such notes, provided that any new notes in substitution or exchange for the existing Notes shall be (a) secured by not more than the existing security and guarantees that have been provided by the Guarantor Subsidiaries in respect of the existing Notes and (b) at no more favorable terms and conditions of the security and guarantees for the existing Notes, unless in the case of both (a) and (b) above the Security Coverage Ratio exceeds 1.6;

"Obstructive Practice"
means (a) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a "World Bank Group" investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (b) acts intended to materially impede the exercise of IFC's access to contractually required information in connection with a "World Bank Group" investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice;

"OFID Security"	means the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to OFID under this Agreement and the other Transaction Documents;

"Oceanpar"	means Oceanpar S.A., a corporation organized and existing under the laws of Paraguay;

"Other Financing Documents"	means, collectively:

(a)	the Collateral Trust Agreement;

	(b)	the Intercreditor Agreement;

	(c)	the UABLPY Loan Documents;

	(d)	the Shareholder Loan Agreements;

	(e)	the Subordination Agreement; and

	(f)	the UABLPN Loan Documents;

and in the singular means any one of them as the context may require;

"Parfina"	means Parfina S.A., a corporation organized and existing under the laws of Paraguay;

"Performance Standards"	means IFC's Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, as further referenced in the UABLPY Loan Agreement;

"Permitted Liens"	means:

	(a)	Liens created by the Security Documents;

	(b)	Liens for unpaid but not overdue master's and crew's wages in accordance with usual maritime practice;

	(c)	Liens for salvage;

	(d)	Liens arising by operation of law for not more than two (2) months' prepaid hire under any charter or other contract of employment in relation to a Mortgaged Vessel not prohibited by this Agreement;

(e)
Liens for master's disbursements incurred in the ordinary course of trading and any other Lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Mortgaged Vessel, provided that such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant owner or bareboat charterer of such Mortgaged Vessel in good faith by appropriate steps);

(f)
any Lien created in favor of a plaintiff or defendant by any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant owner or bareboat charterer of such Mortgaged Vessel is prosecuting or defending such proceedings or arbitration in good faith by appropriate steps and such Lien does not (and is not likely to) result in any sale, forfeiture or loss of a Mortgaged Vessel; and

(g)
Liens arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which reserves, as appropriate under the Accounting Standards, have been made;

"Person"
means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Potential Event of Default"	means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

"Project"
means the investment program in 2007-2010 by the Guarantor and its Subsidiaries for: (a) the replacement of existing pushboat engines, and conversion of pushboats to install these engines, (b) the enlargement and re-bottoming of existing barges, (c) the construction and acquisition of additional pushboats and barges and (d) supplies and related equipment for the foregoing;

"Project Documents"	means, collectively:

	(a)	the Bareboat Charters;

	(b)	any bareboat charter party (or lease) between Cornamusa and the Borrower providing for the sub-demise charter by Cornamusa of Mortgaged Vessels owned by a UABLPN Borrower to the Borrower; and

	(c)	any bareboat charter party between any of Riverview, Oceanpar, Parfina or General Ventures, respectively,

and the Guarantor providing for the demise charter of vessels owned by any of Riverview, Oceanpar, Parfina or General Ventures to the Guarantor;

and in the singular means any one of them as the context may require;

"Prospective Debt Service Coverage Ratio"	means, in respect of a Person, the ratio obtained by dividing:

(a)
the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available or for the last 4 fiscal quarters prior to the relevant date of calculation, where applicable, of (i) Net Income for that calculation period, (ii) Non-Cash Items, (iii) the amount of all payments that were due during that calculation period on account of interest and other charges on Financial Debt (to the extent deducted from Net Income) and (iv) the amount of all charter hire payments due during that calculation period that were subordinated in payment and liquidation to the Loan;

by

(b)
the aggregate of (i) all scheduled payments (including balloon payments) that fall due during such calculation period in which the relevant  date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (ii) without double counting any payment already counted in the preceding sub-clause (i), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt but excluding voluntary prepayments;

where, for the purposes of clause (b) above:

(x)
subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

(y)
interest on Short-term Debt payable in such calculation period in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively; and

(z)
during any grace period year, for the computation of Prospective Debt Service Coverage Ratio for the purposes of determining the Relevant Spread, the scheduled payments shall include the amount of the first two scheduled principal repayments of the UABLPN Loan, the UABLPY Loan and the Loan;

"Relevant Spread"	means:

	(a)	from and including the date of the first Disbursement to and including the first June 15 to fall thereafter, three per cent (3.0%) per annum; and

	(b)	at all other times in accordance with the table below:

Guarantor Prospective Debt Service Coverage Ratio	Spread
4.01 and above	1.875%
3.75 - 4.00	2.000%
3.50 - 3.75	2.125%
3.25 - 3.50	2.250%
3.00 - 3.25	2.375%
2.75 - 3.00	2.500%
2.50 - 2.75	2.625%
2.25 - 2.50	2.750%
2.00 - 2.25	2.875%
1.75 - 2.00	3.000%
1.50 - 1.75	3.125%
below 1.50	3.250%

On May 15 of each year, the Borrower shall submit to OFID a calculation of the Prospective Debt Service Coverage Ratio based on the Guarantor's audited consolidated financial statements for the previous financial year and the Relevant Spread from and including June 16 of such year to and including June 15 of the following year shall be calculated per the above table.  In the event that the Borrower fails to submit by the May 15 deadline the calculation of the Guarantor's Prospective Debt Service Coverage Ratio, the Relevant Spread shall be (a) determined by OFID or (b) the existing spread at the time of calculation plus one-half of a per cent (0.5%); whichever is higher;

"Responsible Carrier Program"
means the framework of voluntary standards of conduct and practices established in 1994 by the American Waterways Organization for developing company-specific safety and environmental programs to improve marine safety and environmental protection in the tugboat, towboat and barge industry;

"Riverview"	means Riverview Commercial Corp., a corporation organized and existing under the laws of the Republic of Panama;

"Sanctionable Practice"
means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to the UABLPY Loan Agreement as Annex D;

"Security Coverage Ratio"	means a ratio of the aggregate Fair Market Value of the Mortgaged Vessels to the aggregate principal amount of the UABLPY Loan, the UABLPN Loan and the Loan;

"Security Documents"	means, collectively, the documents providing for the OFID Security consisting of:

(a) the Bareboat Charter Assignments and the Bareboat Charter Assignment Acknowledgements and Consents;

(b) the Debt Service Reserve Account Pledge;

	(c)	the Insurance Assignments and the Insurance Assignment Acknowledgments and Consents;

	(d)	the Mortgages; and

	(e)	the Shareholder Loan Agreement Assignments and the Shareholder Loan Agreement Assignment Acknowledgments and Consents;

and in the singular means any one of them as the context may require;

"Security Period"	means the period commencing on the date of this Agreement and ending on the date on which the Security Trustee notifies the Borrower that:

	(a)	all amounts which have become due for payment by the Borrower or the Guarantor under the Transaction Documents have been paid;

	(b)	no amount is owing or has accrued (without yet having become due for payment) under any Transaction Document;

	(c)	neither the Borrower nor the Guarantor has any future or contingent liability under any provision of this Agreement or another Transaction Document;

(d)
none of the Security Trustee or IFC as lender under the UABLPY Loan Agreement or IFC as lender under the UABLPN Loan Agreement or OFID as lender under this Agreement believes that there is a significant risk that any payment or transaction under a Transaction Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or the Guarantor or in any present or possible future proceeding relating to a Transaction Document or any asset covered (or previously covered) by OFID Security created by a Transaction Document; and

	(e)	OFID has no further obligation to make any Disbursement under this Agreement and IFC has no further obligation to make any Disbursement under the UABLPY Loan Agreement or the UABLPN Loan Agreement;

"Security Trustee"
M&T Trust Company of Delaware, a Delaware limited purpose trust company, with offices at 1220 North Market Street, Suite 202, Wilmington, Delaware 19801, United States of America, or such other institution as may be agreed per the terms of the Collateral Trust Agreement;

"Share Retention Agreement"
means the agreement made among Ultrapetrol, the Shareholders, the Guarantor and OFID pursuant to which (a) Ultrapetrol and the Shareholders undertake to maintain direct and indirect shareholdings in the Guarantor and (b) the Guarantor undertakes to maintain direct and indirect shareholdings in the Borrower and in the UABLPN Borrowers;

"Shareholder Loan"	means the loan provided under a Shareholder Loan Agreement;

"Shareholder Loan Agreement"
means an agreement, in form and substance satisfactory to OFID, providing for a loan to the Guarantor, or any Guarantor Subsidiary (including the Borrower), by Ultrapetrol or any of Ultrapetrol's Subsidiaries;

"Shareholder Loan Agreement Assignment"
means an assignment executed by the relevant lender in respect of its rights under any Shareholder Loan Agreement, such assignment to be in favor of the Security Trustee for the benefit of IFC as lender under the UABLPY Loan Agreement, IFC as lender under the UABLPN Loan Agreement and OFID as lender under this Agreement to secure the Borrower's obligations under the UABLPY Loan Agreement, the UABLPN Borrowers' obligations under the UABLPN Loan Agreement, the Borrower's obligations under this Agreement and the Guarantor's obligations under the Guarantee Agreement and the IFC Guarantee Agreement;

"Shareholder Loan Agreement Assignment Acknowledgement and Consent"	means an acknowledgement and consent executed by the intercompany borrower under and with respect to each Shareholder Loan Agreement Assignment;

"Shareholders"
means UP River (Holdings) Limited, a corporation organized and existing under the laws of Bahamas, and UPB (Panama) Inc., a corporation organized and existing under the laws of the Republic of Panama or any other shareholders of the Guarantor;

"Shareholders' Equity"	means the aggregate of:

(a) the amount paid up on the share capital of a Person;

(b)
the amount standing to the credit of the reserves of such Person (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account); and

(c) any Shareholder Loan provided by Ultrapetrol or the Shareholders that is subordinated in payment and liquidation to the Loan;

after deducting from that aggregate (i) any debit balance on the profit and loss account or impairment of the issued share capital of the relevant Person (except to the extent that deduction with respect to that debit balance or impairment has already been made), (ii) amounts set aside for dividends or taxation (including deferred taxation), (iii) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets and (iv) loans or advances to, deposits (except commercial bank deposits) or investments in, direct or indirect shareholders of the relevant Person;

"Short-term Debt"	means all Financial Debt other than Long-term Debt:

"Subordination Agreement"
means the agreement made among Ultrapetrol, the Shareholders, the Guarantor and OFID providing, inter alia, for the subordination at the times and in the circumstances therein described of payments by the Guarantor and its Subsidiaries (including the Borrower) to Ultrapetrol and the Shareholders;

"Subsidiary"	means with respect to any Person, any entity:

	(a)	over 50% of whose capital is owned, directly or indirectly, by that Person;

	(b)	for which that Person may nominate or appoint a majority of the members of the board of directors or other body performing similar functions; or

	(c)	which is otherwise effectively controlled by that Person;

"Taxes"	means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

"Transaction Documents"	means collectively:

	(a)	this Agreement;

	(b)	the Guarantee Agreement;

	(c)	the Other Financing Documents;

	(d)	the Project Documents;

	(e)	the Security Documents; and

	(f)	the Share Retention Agreement;

and in the singular means any one of them as the context may require;

"UABLPN"	means UABL Barges (Panama) Inc., a corporation organized and existing under the laws of the Republic of Panama;

"UABLPN Borrowers"	means, collectively, UABLPN, UABLTS, Marine Financial and Eastham Barges and in the singular means any one of them;

"UABLPN Loan"	means the loan provided under the UABLPN Loan Agreement;

"UABLPN Loan Agreement"
means the loan agreement dated as of September 15, 2008 made among the UABLPN Borrowers and IFC pursuant to which, subject to the terms and conditions therein, IFC has made available to the UABLPN Borrowers a loan in the amount of thirty-five million Dollars ($35,000,000) for the same purposes for which the Loan is made;

"UABLPN Loan Documents"	means, collectively, the UABLPN Loan Agreement and all guarantees and security documents executed per the terms of the UABLPN Loan Agreement, and in the singular means any one of them;

"UABLPY Loan"	means the loan provided under the UABLPY Loan Agreement;

"UABLPY Loan Agreement"
means the agreement dated as of September 15, 2008 made between IFC and the Borrower pursuant to which, subject to the terms and conditions therein, IFC has made available to the Borrower a loan in the amount of twenty-five million Dollars ($25,000,000) for the same purposes as those for which the Loan is made;

"UABLPY Loan Documents"	means, collectively, the UABLPY Loan Agreement and all guarantees and security documents executed per the terms of the UABLPY Loan Agreement, and in the singular means any one of them;

"UABLTS"	means UABL Towing Services S.A., a corporation organized and existing under the laws of the Republic of Panama;

"Ultrapetrol"	means Ultrapetrol (Bahamas) Limited, a corporation organized and existing under the laws of the Bahamas;

"Ultrapetrol Group"	means Ultrapetrol and its Subsidiaries;

"Vessel"	means a pushboat or barge owned by the Borrower, the Guarantor or any Guarantor Subsidiary, together with all ancillary equipment and parts; and

"YPF S.A."	means a company organized under the laws of Argentina or any other supplier that provides fuel for the Vessels owned by any of the Guarantor Subsidiaries.

Section 1.02.  Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements and on a rolling last twelve month basis (where applicable) which the Borrower is obligated to furnish to OFID under Section 5.03 (a) or, as the case may be, the Guarantor is required to provide to OFID under Section 6.03 (a) of the Guarantee Agreement.

(b)           Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations, at OFID's option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c)           If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower or the Guarantor, as the case may be, plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower and the Guarantor, as the case may be.

Section 1.03.  Interpretation.  In this Agreement, unless the context otherwise requires:

(a)           headings are for convenience only and do not affect the interpretation of this Agreement;

(b)           words importing the singular include the plural and vice versa;

(c)           a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)           a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)           a reference to a party to any document includes that party's successors and permitted assigns.

Section 1.04.  Business Day Adjustment.  (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

THE LOAN

Section 2.01.  The Loan.  Subject to the provisions of this Agreement, OFID agrees to lend, and the Borrower agrees to borrow, the Loan consisting of fifteen million Dollars ($15,000,000).

Section 2.02.  Disbursement Procedure.  (a)  The Borrower may request Disbursements by delivering to OFID, at least ten (10) Business Days prior to the proposed date of disbursement, a Disbursement request substantially in the form of Schedule 2.

(b)           Each Disbursement shall be made by OFID for credit to the Borrower's account at such a bank as the Borrower shall indicate, or to any other Person or account as the Borrower shall indicate that is acceptable to OFID, all as specified by the Borrower in the relevant Disbursement request.

(c)           Each Disbursement (other than the last one) shall be made in an amount of not less than $3,000,000.

(d)           The Borrower shall deliver to OFID a receipt, substantially in the form of Schedule 3, within five (5) Business Days following each Disbursement.

Section 2.03.  Interest.  Subject to the provisions of Section 2.05, the Borrower shall pay interest on the Loan in accordance with this Section 2.03:

(a)          During each Interest Period, the Loan (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(b)           Interest on the Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than fifteen (15) days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

(c)           Subject to Section 2.04, the Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)	the Relevant Spread; and

(ii)	LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any

Disbursement, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d)           If, for any Interest Period, OFID cannot determine LIBOR by reference to the Reuters Service or any other service that displays BBA rates, OFID shall notify the Borrower and shall instead determine LIBOR:

(i)
on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to OFID on or around 11:00 a.m., London time, for deposits in Dollars and otherwise in accordance with Section 2.03 (c) (ii), by any four (4) major banks active in Dollars in the London interbank market, selected by OFID; provided that if less than four quotations are received, OFID may rely on the quotations so received if not less than two (2); or

(ii)
if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to OFID on or around 11:00 a.m., London time, for loans in Dollars and otherwise in accordance with Section 2.03 (c) (ii), by a major bank or banks in London selected by OFID.

(e)           On each Interest Determination Date for any Interest Period, OFID shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of those rates.

(f)          The determination by OFID, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to OFID's satisfaction that the determination involves manifest error).

Section 2.04.  Change in Interest Period.  Without prejudice to the provisions of Section 2.05, if at any time the Borrower fails to pay any amount of principal of, or interest on, the Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:

(a)           OFID may elect that the duration of the Interest Period commencing on that Interest Payment Date and, subject to Section 2.04 (c), any subsequent Interest Period shall be either three (3) months or one (1) month and shall notify the Borrower of that election in the notice referred to in Section 2.03 (e);

(b)           the Interest Rates applicable to any Interest Period which is three (3) months or one (1) month shall be determined in accordance with Section 2.03 in all respects, except that any reference in Section 2.03 (c) (ii) to six (6) months shall be deemed to be a reference to three (3) months or, as the case may be, one (1) month; and

(c)           unless an Event of Default or Potential Event of Default has occurred and is continuing, OFID shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date which is June 15 or December 15 falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrower of that reinstatement in the notice referred to in Section 2.03 (e).

Section 2.05.  Default Rate Interest.  (a) Without limiting the remedies available to OFID under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.08 when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum plus the Interest Rate in effect from time to time.

(b)           Interest at the rate referred to in Section 2.05 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.06.  Repayment.  (a) Subject to Section 1.04, the Borrower shall repay the Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due
June 15, 2012	$652,200
December 15, 2012	$652,200
June 15, 2013	$652,200
December 15, 2013	$652,200
June 15, 2014	$652,200
December 15, 2014	$652,200
June 15, 2015	$652,200
December 15, 2015	$652,200
June 15, 2016	$652,200
December 15, 2016	$1,141,275
June 15, 2017	$1,141,275
December 15, 2017	$1,141,275
June 15, 2018	$1,141,275
December 15, 2018	$1,141,275

June 15, 2019	$1,141,275
December 15, 2019	$1,141,275
June 15, 2020	$1,141,275

(b)           Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the table in Section 2.06 (a) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in that table (with OFID adjusting those allocations as necessary so as to achieve whole numbers in each case).

(c)           Any principal amount of the Loan repaid under this Section 2.06 may not be re-borrowed.

Section 2.07A.  Voluntary Prepayment  Without prejudice to Section 2.11, Section 2.15, Section 2.17 and Section 5.05:

(a)           the Borrower may prepay all or any part of the Loan, on not less than thirty (30) days' prior notice to OFID, but only if:

(i)
the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with the prepayment premium specified in Section 2.07A (b) and all other amounts then due and payable under this Agreement, including the amount payable under Section 2.12, if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, that prepayment is an amount not less than one million Dollars ($1,000,000); and

(iii)
if requested by OFID, the Borrower delivers to OFID, prior to the date of prepayment, evidence satisfactory to OFID that all necessary Authorizations with respect to the prepayment have been obtained and are in effect.

(b)          On the date of any prepayment of the Loan in accordance with Section 2.07A (a), the Borrower shall pay a prepayment premium consisting of an amount in Dollars equal to the relevant percentage of the amount to be prepaid, such percentage being determined as follows: (i) on or prior to June 15, 2012, two per cent (2%); and (ii) thereafter, one per cent (1%).  The determination by OFID of the prepayment premium shall be final and conclusive and bind the Borrower (unless the Borrower shows, to the satisfaction of OFID, that such determination involved manifest error).

(c)           Amounts of principal prepaid under this Section shall be applied by OFID to the then outstanding installments of principal of the Loan in inverse order of maturity.

(d)           Upon delivery of a notice in accordance with Section 2.07A (a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(e)           Any principal amount of the Loan prepaid under this Section 2.07A may not be re-borrowed.

Section 2.07B.  Mandatory Prepayment  Without prejudice to Section 2.11, Section 2.15, Section 2.17 and Section 5.05:

(a)           If the Borrower prepays any other long-term loans other than a Shareholder Loan allowed to be prepaid hereunder, OFID shall have the right to require prepayment of the Loan, on a pro-rata basis to the other long-term loan(s) prepaid, provided that if the pro rata prepayment for the Loan would be less than $2,000,000 the Borrower shall prepay the Loan in an amount of one million Dollars ($1,000,000).

(b)           Except for the prepayment or repayment of Shareholder Loans with the proceeds of the first and second Disbursement of the Loan, if the Guarantor before June 15, 2012 (i) declares or pays dividends, repays or prepays other Shareholder Loans in addition to those that the Borrower is allowed to pay as per the foregoing, or makes loans, advances, deposits (except commercial bank deposits and other deposits and escrows made in the ordinary course of business or operations for the purchase of assets or equipment) with or investments in other Persons (including Ultrapetrol) except investments in the Guarantor or any Guarantor Subsidiary, and (ii) the cumulative contribution from internal cash generation, Shareholder Loans or equity from January 1, 2007 to date of calculation is less than US$150 million, OFID shall have the right to require the Borrower to prepay an amount of the Loan equal to the amount in (b)(i) above.

(c)           Prepayment under this Section 2.07B shall not be subject to a prepayment premium and will be applied by OFID pro-rata to the remaining repayment installments of the Loan.

(d)           Any principal amount of the Loan prepaid under this Section 2.07B may not be re-borrowed.

Section 2.08.  Fees.  (a)  The Borrower shall pay to OFID a commitment fee:

(i)	at the rate of one-half of one per cent (½ %) per annum on that part of the Loan that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement;

(ii)	pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	payable semi-annually, in arrears, on each Interest Payment Date, the first such payment to be due on December 15, 2008.

(b)           The Borrower shall also pay to OFID:

(i)
a front-end fee on the Loan of $225,000, to be paid on the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of the first Disbursement;  and

(ii)
if the Borrower and OFID agree to restructure all or part of the Loan, the Borrower and OFID shall negotiate in good faith an appropriate amount to compensate OFID for the additional work of OFID staff required in connection with such restructuring.

Section 2.09.  Currency and Place of Payments.  (a)  The Borrower shall make all payments of principal, interest, fees, and any other amount due to OFID under this Agreement in Dollars, in same day funds, as OFID may from time to time designate.  Payments must be received at OFID's designated account no later than 1:00 p.m. New York time.  Until further notice, such payments shall be made to the OFID Account IBAN: AT96 1200 0106 1019 9303, BIC: BKAUATWW with Bank Austria, Kärntnerring 5-7, A-1010 Vienna, Austria, through their correspondent Bank of New York, New York, Swift Code: IRVTUS3N.  Such transfers shall be made "Free of charges to the receiver".

(b)           The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Borrower to pay in Dollars all amounts payable under this Agreement except to the extent that (and as of the date when) OFID actually receives funds in Dollars in the account specified in, or pursuant to, Section 2.09 (a).

(c)           The Borrower shall indemnify OFID against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, Section 2.09 (a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable OFID to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to OFID under this Agreement in Dollars and in the account specified in, or pursuant to, Section 2.09 (a).

(d)           Notwithstanding the provisions of Section 2.09 (a) and Section 2.09 (b), OFID may require the Borrower to pay (or reimburse OFID) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.15 (a) and Section 2.16 in the currency in which they are payable, if other than Dollars.

Section 2.10.  Allocation of Partial Payments.  If at any time OFID receives less than the full amount then due and payable to it under this Agreement, OFID may allocate and apply the amount received in any way or manner and for such purpose or purposes under this

Agreement as OFID in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.11.  Increased Costs.  On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which OFID from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of OFID accrued and unpaid prior to that Interest Payment Date.

Section 2.12.  Unwinding Costs.  (a)  If OFID incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02;

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or

(iv)	after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to OFID the amount that OFID from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b)           For the purposes of this Section, "costs, expenses or losses" include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration.

Section 2.13.  Suspension or Cancellation by OFID.  (a)  OFID may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i)	if the first Disbursement has not been made by March 31, 2009, or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02 (f) is, in the reasonable opinion of OFID, imminent;

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect; or

(iv)	on or after December 31, 2011.

(b)           Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or canceled, as the case may be. The exercise by OFID of its right of suspension shall not preclude OFID from exercising its right of cancellation, either for the same or any other reason specified in Section 2.13 (a) and shall not limit any other provision of this Agreement.  Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.13, pay to OFID all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.

(c)           In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.13, or Section 2.14 (a), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03.

Section 2.14.  Cancellation by the Borrower.  (a)  The Borrower may, by notice to OFID, irrevocably request OFID to cancel the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice).

(b)           OFID shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if:

(i)	subject to Section 2.13 (c), OFID has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date; and

(ii)
any amount of the Loan is then outstanding, OFID is reasonably satisfied that the Borrower has sufficient long-term funding available, on terms satisfactory to OFID to generate sufficient cash flow to pay and repay all amounts payable under this Agreement.

(c)           Any portion of the Loan that is cancelled under this Section 2.14 may not be reinstated or disbursed.

Section 2.15.  Taxes.  (a)  The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of OFID) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the relevant Country is a member or any jurisdiction through or out of which a payment is made.

(b)           All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c)           If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be)

interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that OFID receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d)           If Section 2.15 (c) applies and OFID so requests, the Borrower shall deliver to OFID official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

Section 2.16.  Expenses.  (a)  The Borrower shall pay or, as the case may be, reimburse OFID or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b)           The Borrower shall pay to OFID or as OFID may direct:

(i)	the reasonable fees and expenses of OFID's New York, Panamanian, Liberian, Paraguayan and Bahamanian counsels incurred in connection with:

(A)	the preparation of the investment by OFID provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by OFID under this Agreement and any other Transaction Document;

(D)
the administration by OFID of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement;

(F)	the occurrence of any Event of Default or Potential Event of Default;

(G)	the creation of additional OFID Security as needed to meet the relevant Security Coverage Ratio requirement; and

(H)	the release of the OFID Security in whole or in part following repayment in full or in part of the Loan in accordance with this Agreement;

(ii)
the costs and expenses incurred by OFID in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees on a full indemnity basis;

(iii)	any Taxes levied on or with respect to the proceeds of enforcement of any part of the OFID Security; and

(iv)
the fees and expenses of the Security Trustee, including, without limitation, all legal fees and expenses and other costs incurred by the Security Trustee in connection with the performance and exercise of its rights, powers, authorities, discretions and duties and other obligations under the Transaction Documents, to which it is a party.

Section 2.17.  Illegality of Participation.  If OFID has sold a participation in the Loan and after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the "Relevant Change") makes it unlawful for the participant acquiring that participation to continue to maintain or to fund that participation:

(a)           The Borrower shall, upon request by OFID (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that OFID advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of the Loan that OFID advises corresponds to that participation;

(b)           concurrently with the prepayment of the part of the Loan corresponding to the participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.12);

(c)           The Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of OFID's request for prepayment, the Authorization referred to in Section 2.17 (a) if any such Authorization is then required; and

(d)            there shall be no prepayment penalty resulting from a prepayment under this Section 2.17.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.  Representations and Warranties.  The Borrower represents and warrants that:

(a)           Organization and Authority.

(i)	The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Paraguay;

(ii)
The Borrower is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where failure to so qualify or be licensed would not result in a Material Adverse Effect; and

(iii)
The Borrower has the corporate power and has obtained all required Authorizations to own or lease and operate its assets, conduct its business as presently conducted and as proposed to be conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b)           Validity.  Each Transaction Document to which the Borrower is a party has been, or will be, duly authorized and executed by the Borrower and constitutes, or will when executed constitute, a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms and none of the Project Documents has been, or will be, amended or modified except as permitted under this Agreement;

(c)           No Conflict.  Neither the making of any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 4.01(d) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower's Constitutive Documents or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower;

(d)           Status of Authorizations.  To the best of the Borrower's knowledge, after due inquiry:

(i)
the Authorizations specified in Annex B are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is or will be a party;

(ii)	all Authorizations specified in Section (1) of Annex B have been obtained and are in full force and effect;

(iii)
except as specified in Annex B, no notice to or filing, recording or registration with, any Authority or any other Authorization is required for: (A) the due execution, delivery and performance by the Borrower of this Agreement and each of the other Transaction Documents to which it is or will be a party or for the consummation of the transactions contemplated thereby; (B) the grant by the Borrower of any Lien granted or to be granted by it pursuant to any Security Document to which it is or will be a party; or (C) the perfection or maintenance of any such Lien (including the first ranking nature thereof); and

(iv)
except for rights that can reasonably be expected to be obtained on commercially reasonable terms at the time required, the Project Documents contain all rights that are necessary for the conduct of the business of the Borrower as contemplated by the Transaction Documents;

(e)           No Amendments to Constitutive Documents.  The Borrower's Constitutive Documents have not been amended since the Borrower was incorporated;

(f)           No Immunity.  Neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;

(g)           Financial Condition.  Since June 30, 2008, the Borrower has not:

(i)	suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability; or

(ii)	undertaken or agreed to undertake any substantial obligation other than (i) entering into the UABLPY Loan Agreement or (ii) as previously advised to OFID in writing;

(h)           Financial Statements.  The balance sheet of the Borrower for the period ending on December 31, 2007:

(i)
have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of the Borrower as of the date as of which they were prepared and the results of the Borrower's operations during the period then ended;

(ii)
disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements); and

(iii)
except as set forth therein, the Borrower has not incurred any Financial Debt or any contractual commitment not in the ordinary course of its business or any liabilities (contingent or otherwise) or losses except in relation to the purchase of Vessels in connection with the Project;

(i)           Material Agreements.  The Borrower is not a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor;

(j)           Title to Assets and Liens.

(i)
The Borrower has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for Permitted Liens and Liens in respect of the Notes;

(ii)
The provisions of the Security Documents are effective to create, in favor of the Security Trustee for the benefit of IFC, legal, valid and enforceable Liens on or in all of the Collateral covered by the OFID Security; and

(iii)
all recordings and filings have been or will be made in all public offices, all necessary consents have been or will be obtained and all other action has been or will be taken so that the Lien created by each Security Document constitutes a perfected Lien on the Collateral with the priority specified in the Security Documents;

(k)           Taxes.  All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, fines, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest in relation to which adequate reserves have been made in accordance with the Accounting Standards;

(l)           Litigation.

(i)
The Borrower is not engaged in nor, to the best of its knowledge after due inquiry, is threatened by, any litigation, arbitration or administrative proceeding, the outcome of which could reasonably be expected to have a Material Adverse Effect; and

(ii)	No judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(m)           Compliance with Law.  To the best of the Borrower's knowledge and belief after due inquiry, the Borrower is not in violation of any statute or regulation of any Authority;

(n)           Environmental Matters.  To the best of the Borrower's  knowledge and belief, after due inquiry, the Borrower has not received or is aware of either (i) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (ii) any material written communication from any Person concerning the Project's failure to comply with any matter covered by the Applicable S&E law which failure has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards;

(o)           Labor Matters.  There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of the Borrower or any contractor with respect to the Project;

(p)           Sanctionable Practices.  The Borrower has not nor has any of its Affiliates, nor has any Person acting on its behalf, committed, with respect to the Project or any transaction contemplated by this Agreement or any other Transaction Document, any Sanctionable Practice;

(q)            Principal Place of Business.  The Borrower has its principal place of business and its chief executive office at Benjamin Constant 835 e/Montevideo y Ayolas, Edif. Jacaranda, 1st Floor, Asuncion, Paraguay; and

(r)            No Material Omissions.  No representation, warranty or statement made or certificate, document or financial statement provided by the Borrower in or pursuant to this Agreement or any other Transaction Document, or in any other document furnished in connection herewith or therewith is untrue or incomplete in any material respect or contains any misrepresentation of a material fact or omits any fact or matter necessary to make any such representation, warranty or statement herein or therein not misleading.

Section 3.02.  OFID Reliance.  The Borrower acknowledges that it makes the representations and warranties in Section 3.01 with the intention of inducing OFID to enter into this Agreement and that OFID enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

CONDITIONS OF DISBURSEMENT

           Section 4.01.  Conditions of Disbursement.  The obligation of OFID to make a Disbursement is subject to the fulfillment prior to or concurrently with the making of that Disbursement of the following conditions:

(a)           Transaction Documents.  The following Transaction Documents, each in form and substance satisfactory to OFID, shall have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and OFID shall have received a copy of each of those agreements to which it is not a party:

(i)           In respect of the first Disbursement:

(A)	this Agreement;

(B)	the Guarantee Agreement;

(C)	each of the Other Financing Documents, and, in particular, the IFC Loan Agreements and the Intercreditor Agreement;

(D)
each of the documents described in paragraphs (b) and (c) in the definition of the Project Documents and any other Bareboat Charter of assets that are being financed by the proceeds of such Disbursement;

(E)	the Debt Service Reserve Account Pledge;

(F)	the Share Retention Agreement;

(G)	if there are any Shareholder Loan Agreements, a Shareholder Loan Agreement Assignment and a Shareholder Loan

Agreement Assignment Acknowledgement and Consent in respect of each such Shareholder Loan Agreement;

(H)
the Bareboat Charter Assignments and the Bareboat Charter Assignment Acknowledgements and Consents in respect of all Vessels being mortgaged by a UABLPN Borrower pursuant to a Mortgage in connection with such Disbursement;

(I)	the Insurance Assignments and the Insurance Assignment Acknowledgments and Consents in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement; and

(J)	the Mortgage(s) in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement;

(ii)	In respect of all Disbursements other than the first Disbursement:

(A)
each of the documents described in paragraphs (b) and (c) in the definition of the Project Documents and any other Bareboat Charter of assets that are being financed by the proceeds of such Disbursement;

(B)	if there are any Shareholder Loan Agreements that have not been previously assigned, a Shareholder Loan Agreement Assignment in respect of such Shareholder Loan Agreements;

(C)
the Bareboat Charter Assignments and the Bareboat Charter Assignment Acknowledgements and Consents in respect of all Vessels being mortgaged by a UABLPN Borrower pursuant to a Mortgage in connection with such Disbursement;

(D)	the Insurance Assignments and the Insurance Assignment Acknowledgments and Consents in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement; and

(E)	the Mortgage(s) in respect of all Vessels being mortgaged pursuant to a Mortgage in connection with such Disbursement;

(b)           Constitutive Documents.

(i)
In respect of the first Disbursement, the Borrower, the Guarantor, the Bareboat Charterer and each UABLPN Borrower shall have delivered to OFID a copy, certified by an Authorized Representative, of such

Person's Constitutive Documents and all amendments thereto through the date of such certification and OFID shall have determined, in its reasonable judgment, that such Constitutive Documents are not inconsistent with the provisions of any Transaction Document and do not have or may not reasonably be expected to have a Material Adverse Effect; and

(ii)
In respect of all Disbursements other than the first Disbursement, an Authorized Representative of the Borrower, the Guarantor, the Bareboat Charterer and each UABLPN Borrower shall have delivered to OFID a certification that either (A) there has been no amendment of such Person's Constitutive Documents since the date of the first Disbursement, or (B) such Person's Constitutive Documents have been amended and OFID shall have received a copy of such amendment and determined, in its reasonable judgment, that such Constitutive Documents, as amended, are not inconsistent with the provisions of any Transaction Document and do not have or may not reasonably be expected to have a Material Adverse Effect;

(c)           Security.  The OFID Security which is required to be created and perfected in connection with the relevant Disbursement shall have been duly created and perfected as first priority security interests in all Collateral and rights subject to the Security Documents;

(d)           Authorizations.  The Borrower, the Guarantor, the Bareboat Charterer and each UABLPN Borrower has obtained, and provided to OFID, copies, certified by an Authorized Representative, of all Authorizations listed in Annex B, and such other Authorizations not listed in Annex B that may become necessary for:

(i)	The Loan;

(ii)	The business of each such Person as it is presently carried on and is contemplated to be carried on;

(iii)	The Project and the implementation of the Financial Plan;

(iv)
The due execution, delivery, validity and enforceability of, and performance by each such Person of its obligations under, this Agreement and the other Transaction Documents, and any other documents necessary or desirable for the implementation of any of those agreements or documents; and

(v)	The remittance to OFID or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

and all those Authorizations shall be in full force and effect;

(e)           Legal Opinions.  OFID shall have received such legal opinions, in form and substance satisfactory to OFID, with respect to any matters relating to the relevant Disbursement and such other matters relating to the transactions contemplated by this Agreement as OFID may reasonably request, from:

(i)
OFID's special counsels in New York, Paraguay, The Bahamas and any other jurisdiction which OFID may reasonably determine is appropriate (including without limitation the jurisdiction of incorporation of any Bareboat Charterer); and

(ii)
Counsel for the Borrower, the Guarantor or, as applicable, the relevant Bareboat Charterer, concurring (other than in the case of New York and Liberian law) with the opinions of OFID's special counsels;

(f)           Financial Certifications.

(i)
The Borrower shall have provided OFID with satisfactory evidence that, as of the last audited financial statements of the Borrower, the Borrower is in compliance with the provisions of Section 5.01 (d) of this Loan Agreement and the Guarantor is in compliance with the provisions of Section 6.01 (c) of the Guarantee Agreement; and

(ii)
OFID shall have received a certification from an Authorized Representative of the Borrower, confirmed by the CFO of the Guarantor, that, as on a date within sixty (60) days prior to the date of the first Disbursement, the Borrower is in compliance with the provisions of Section 5.01 (d);

(g)           Insurance.  OFID shall have received, in line with Section 4.01 (g) of the IFC Loan Agreements, in respect of all Vessels being mortgaged by a UABLPN Borrower pursuant to a Mortgage in connection with such Disbursement:

(i)
Copies, certified by an Authorized Representative of the relevant UABLPN Borrowers of all cover notes and certificates of entry in respect of all insurance policies required to be obtained pursuant to Section 5.05 and Annex C;

(ii)	A copy of a certification of the insurers or insurance brokers confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid; and

(iii)	A copy of an opinion in form and substance satisfactory to OFID from an independent marine insurance broker as to such matters as OFID may request regarding the insurances effected or proposed to be effected as required by Section 5.05 and Annex C;

(h)           Fees.  OFID shall have received the fees which Section 2.08 requires to be paid before the date of the relevant Disbursement;

(i)           Legal Fees and Expenses.  OFID shall have received reimbursement of all invoiced fees and expenses of OFID's counsel as provided in Section 2.16 (b) (ii) or confirmation that those fees and expenses have been paid directly to that counsel;

(j)           Authorization of Auditors.  OFID shall have received a copy of a valid authorization to the Auditors referred to in Section 5.01(e);

(k)           Incumbency.  OFID shall have received from the Borrower, the Guarantor and any Bareboat Charterer executing a Transaction Document in connection with such Disbursement a valid Certificate of Incumbency and Authority in the form of Schedule 1 hereto duly executed by an Authorized Representative of such party;

(l)           Appointment of Agent.  In respect of the first Disbursement only, the Borrower and the Guarantor shall have delivered to OFID valid evidence, substantially in the form of Schedule 4, of acceptance of the appointment of an agent for service of process pursuant to Section 7.05 and such appointment shall be valid until at least 3 months after repayment of the Loan;

(m)           Environmental Matters.

(i)
The Guarantor shall have delivered to IFC the Action Plan, in form and substance acceptable to IFC, and a copy of the Action Plan shall be forwarded by the Guarantor to OFID following the approval of the Action Plan by IFC;

(ii)	The Guarantor's existing EH&S Management System shall be acceptable to IFC; and

(iii)
IFC shall have received a certificate from an Authorized Representative of the Guarantor that the Borrower, the Guarantor, and all other Guarantor Subsidiaries are in compliance with all environmental and social requirements;

(n)           No Default.  OFID shall have received a certificate from an Authorized Representative of the Borrower and the Guarantor that no Event of Default and no Potential Event of Default has occurred and is continuing;

(o)           Use of Proceeds.  OFID shall have received a certificate from an Authorized Representative of the Borrower that the proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within three (3) months of that date, or are for the repayment of Shareholder Loans made by the Guarantor to the Borrower or by Ultrapetrol to the Guarantor, as evidenced in the Guarantor's most recently published audited Consolidated financial statements and the amount outstanding is confirmed by the Guarantor's and the Borrower's chief financial officer as of the date of the Disbursement;

(p)           No Material Adverse Effect.  OFID shall have received a certificate from an Authorized Representative of the Borrower and the Guarantor that since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

(q)           No Material Loss or Liability.   OFID shall have received a certificate from an Authorized Representative of the Borrower and the Guarantor that since the date of this Agreement none of the Borrower, the Guarantor or any other Guarantor Subsidiary has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02);

(r)           Representations and Warranties.  OFID shall have received a certificate from an Authorized Representative of the Borrower and the Guarantor that the representations and warranties made in Article III of this Agreement and Article V of the Guarantee Agreement are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement;

(s)           No Violations.  OFID shall have received a certificate from an Authorized Representative of the Borrower and the Guarantor that after giving effect to that Disbursement, neither the Borrower or the Guarantor would be in violation of:

(i)	its Constitutive Documents;

(ii)	any provision contained in any document to which such Person is a party (including this Agreement) or by which such Person is bound; or

(iii)
any law, rule, regulation, Authorization or agreement or other document binding on such Person directly or indirectly limiting or otherwise restricting such Person's borrowing power or authority or its ability to borrow or ability to guarantee, as the case may be;

(t)           Financial Ratios.  OFID shall have received a certificate from an Authorized Representative of the Guarantor certifying that its Historical Debt Service Coverage Ratio, calculated on a Consolidated Basis, is not less than 1.3;

(u)           OFID Investment Protection Agreement.  In relation to all Disbursements the Agreement for the Encouragement and Protection of Investment between OFID and

Paraguay remains in force, and no unsettled dispute, controversy or claim has arisen or is pending or in connection with that agreement; furthermore, in relation to the first Disbursement only, OFID has received from the government of Paraguay an authorization in the form of a letter to the effect that the government of Paraguay has no objection to OFID making this Loan to the Borrower;

(v)           Debt Service Reserve Account.  In respect of the first Disbursement only, OFID shall have received evidence satisfactory to it of the establishment of the Debt Service Reserve Account and with respect to all Disbursements that the Borrower has funded the Debt Service Reserve Account as required by Section 5.01 (j) up to the date of the such Disbursement;

(w)           Goodstanding.  OFID shall have received (i) a copy of a certificate of goodstanding of the Guarantor issued by its jurisdiction of incorporation and dated as of a date reasonably near the date of such Disbursement, certifying that the Guarantor is duly incorporated and in goodstanding under the laws of its jurisdiction of incorporation and (ii) an opinion of Paraguayan counsel opining as to the goodstanding of the Borrower;

(x)           Fair Market Value; Security Coverage Ratio.

(i)
OFID shall have received a valuation of the Fair Market Value of each Mortgaged Vessel on or before the date of such Disbursement of the Loan; provided that the valuations provided pursuant to the UABLPN Loan Agreement are sufficient to satisfy this requirement in respect of the first Disbursement under this Agreement; and

(ii)
After giving effect to such Disbursement the Security Coverage Ratio at the date of the relevant Disbursement shall be not less than 1.3 unless the Disbursement is made within one year of the final maturity date of the Notes, in which case the Security Coverage Ratio at the date of the relevant Disbursement shall be not less than 1.6; provided that the calculation of the Security Coverage Ratio provided by the Borrower pursuant to the IFC Loan Agreements is sufficient to satisfy this requirement in respect of the first Disbursement under this Agreement;

(y)           Liberian Flag Registration and Paraguayan Registry.  With respect to each Mortgaged Vessel being financed by the relevant Disbursement OFID shall have received in form and substance satisfactory to it:

(i)
A copy of the Certificate of Ownership and Encumbrance relating to that Mortgaged Vessel issued by the Deputy Commissioner's Office and evidencing the registration of (A) title to such Vessel in the name of a UABLPN Borrower and (B) the Mortgage in respect of such Mortgaged Vessel;

(ii)
A copy, certified as true by an Authorized Representative of the relevant UABLPN Borrower, of the Bareboat Charter between such UABLPN Borrower and Cornamusa for such Mortgaged Vessel which shall have been entered into by all parties thereto and shall have become unconditional and fully effective in accordance with its terms;

(iii)
A copy, certified as true by an Authorized Representative of Cornamusa, of any bareboat charter party (or lease) between Cornamusa and the Borrower providing for the sub-demise charter by Cornamusa of Mortgaged Vessels owned by a UABLPN Borrower to the Borrower which shall have been entered into by all parties thereto and shall have become unconditional and fully effective in accordance with its terms;

(iv)	A copy of the certificate issued by the Deputy Commissioner's Office authorizing the bareboat registration of such Mortgaged Vessel under the Paraguayan flag; and

(v)	A copy, certified as true by an Authorized Representative of the relevant UABLPN Borrower, of the registration of such Mortgaged Vessel under the Paraguayan flag; and

(z)           OFID Investment Protection Agreement.  In relation to all Disbursements the Agreement for the Encouragement and Protection of Investment between OFID and Paraguay remains in force, and no unsettled dispute, controversy or claim has arisen or is pending or in connection with that agreement; furthermore, in relation to the first Disbursement only, OFID has received from the government of Paraguay an authorization in the form of a letter to the effect that the government of Paraguay has no objection to OFID making this Loan to the Borrower.

Section 4.02.  The Borrower's Certification.  The Borrower shall deliver to OFID with respect to each request for Disbursement:

(a)           certifications, in the form included in Schedule 2; and

(b)           such evidence as OFID may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

Section 4.03.  Conditions for OFID Benefit.  The conditions in Section 4.01 and Section 4.02 are for the benefit of OFID and may be waived only by OFID in its sole discretion.

ARTICLE V

PARTICULAR COVENANTS

Section 5.01.  Affirmative Covenants.  At all times during the Security Period, unless OFID otherwise agrees, the Borrower shall:

(a)           Corporate Existence; Conduct of Business.  Maintain its corporate existence, comply with its Constitutive Documents, and implement the Project and conduct its business with due diligence and efficiency and in accordance with sound operating, financial and business practices;

(b)           Use of Proceeds.  Cause the financing specified in the Financial Plan to be applied exclusively to the Project;

(c)          Compliance with Laws; Taxes:

(i)	conduct its business in compliance, in all material respects, with all applicable requirements of law; and

(ii)	file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it;

(d)           Accounting and Financial Management.  Maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of the Borrower and the results of its operations in conformity with the Accounting Standards;

(e)           Auditors.

(i)	maintain Auditors acceptable to OFID as auditors of the Borrower;

(ii)
irrevocably authorize, in the form of Schedule 5, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with OFID at any time regarding the Borrower's financial statements (both audited and unaudited), accounts and operations, and provide to OFID a copy of that authorization; and

(iii)	no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to OFID;

(f)           Access.  Upon OFID's request, and with reasonable prior notice to the Borrower, permit representatives of OFID, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Borrower is conducted;

(ii)	inspect any of the Borrower's sites, facilities, plants and equipment;

(iii)	have access to the Borrower's books of account and all records; and

(iv)	have access to those employees, agents, contractors and subcontractors of the Borrower who have or may have knowledge of matters with respect to which OFID seeks information;

provided that no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require;

(g)           Environmental Matters.

(i)
Action Plan and Performance Standards.  Ensure that the design, construction, operation, maintenance, management and monitoring of the Project's sites, plants, equipment, operations and facilities are undertaken in compliance with (A) the Action Plan and (B) the applicable requirements of the Performance Standards;

(ii)
Environmental, Health and Safety Management System.  Ensure the continuing operation of the Guarantor's existing EH&S Management System to assess and manage the social and environmental performance of their operations in conformity with the standards of conduct known as the Responsible Carrier Program as applicable having regard to (A) conditions in, and laws and regulations of the countries in which the Borrower's operations are conducted, (B) the Performance Standards and (C) Applicable S&E Law; and

(iii)
Performance Standards and Applicable S&E Law.  Ensure compliance with the Performance Standards and Applicable S&E Law; and require that its agents, contractors and subcontractors follow the Guarantor's environmental, social, health and safety procedures in accordance to the services being performed;

(h)	Authorizations.

(i)	Obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Project, the carrying out of the Borrower's business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents; and

(ii)	Comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations;

(i)           Security Coverage Ratio; Further Assurances.

(i)           Maintain a Security Coverage Ratio of not less than:

(A)	1.3 at all times during the period between date of the first Disbursement of the Loan and the date which is one year prior to the final maturity date of the Notes; and

(B)	at all times thereafter 1.6,

provided that in the event that the Security Coverage Ratio exceeds 1.6 at any time, the Borrower shall have the right to request that OFID consent to the release of Collateral in excess of 1.6, and OFID's consent to such release shall not be unreasonably withheld or delayed to the extent such release is possible and can be effected without prejudice to the Liens created by the Security Documents over the remaining Collateral;

(ii)
Provide additional Collateral and enter into such Security Documents to create and perfect Liens to enable the Borrower to comply with the relevant Security Coverage Ratio and their other obligations under the Transaction Documents;

(iii)	Enter into such Security Documents to create and perfect additional Liens in respect of any Bareboat Charter or Shareholder Loan Agreement entered into after the date of this Agreement; and

(iv)
From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments and opinions as may reasonably be requested by OFID for perfecting or maintaining in full force and effect the OFID Security or for re-registering the OFID Security or otherwise;

(j)           Debt Service Reserve Account.  Maintain a balance in the Debt Service Reserve Account of not less than the aggregate amount necessary to pay Debt Service;

(k)           Ownership of Guarantor and the Borrower.  Ensure that (i) Ultrapetrol and the Shareholders maintain a controlling, majority, direct or indirect shareholding in the

Guarantor and (ii) the Guarantor maintains a controlling, majority, direct or indirect shareholding in the Borrower;

(l)           Barges Manufactured by Ultrapetrol.  Ensure the agreements between the Borrower and Ultrapetrol providing for the purchase of barges manufactured by Ultrapetrol are acceptable to OFID, if and when executed and on an ongoing basis;

(m)           Shareholder Loan Agreement.  Before the making of any Shareholder Loan, enter into a Shareholder Loan Agreement in form and substance satisfactory to OFID;

(n)           Parallel Loan Agreement.  If at any time the IFC Loan Documents have the benefit of any provision that is more favorable to similar provisions in this Loan Agreement or other Transaction Documents, then if OFID so requests, this Loan Agreement and the Transaction Documents shall be amended or supplemented to incorporate such more favorable provision;

(o)           Debt to Equity Ratio.  On a Consolidated Basis, maintain a Debt to Equity Ratio of not more than 2.00; and

(p)           Historical Debt Service Coverage Ratio.  On a Consolidated Basis, maintain a Historical Debt Service Coverage Ratio of not less than 1.00.

Section 5.02.  Negative Covenants.  At all times during the Security Period, unless OFID otherwise agrees, the Borrower shall not:

(a)           Distributions.  Declare or pay any dividend or make any cash distribution on its capital stock (including dividends or distributions payable in stock of the Borrower), or purchase, redeem or otherwise acquire any stock of the Borrower or any option over them or make a payment under any subordinated Financial Debt or Shareholder Loans unless:

(i)
in case of dividends, the proposed payment or distribution is out of retained earnings or out of any other reserves legally created for such purpose; provided that the sum of the retained earnings and such reserves is not less than zero after giving effect to such payment; and

(ii)	before and after giving effect to any such action no Event of Default or Potential Event of Default has occurred and is continuing;

(b)           Capital Expenditures.  Incur capital expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions for the Borrower's business or operations, provided that it is understood and agreed that OFID waives the Borrower's compliance with this paragraph (b) at all times during which the Security Coverage Ratio exceeds 1.6;

(c)           Permitted Financial Debt.  Incur, assume or permit to exist any Financial Debt except:

(i)	the Loan;

(ii)	subordinated Financial Debt or Shareholder Loans; and

(iii)	up to $5,000,000 at any time for working capital purposes or export credit financing;

(d)           Leases.  Enter, as lessor or lessee, into any agreement or arrangement to lease any property or equipment of any kind, except such agreements or arrangements in which the aggregate lease payments on a Consolidated basis exceed $1 million in any financial year;

(e)           Derivative Transactions.  Enter into any Derivative Transaction, except hedging arrangements for fuel, currency and interest rate risk in the ordinary course of business, or assume the obligations of any party to any Derivative Transaction;

(f)           Guarantees and Other Obligations.  Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person other than those existing at the time of signing including the Notes, provided that it is understood and agreed that OFID waives the Borrower's compliance with this paragraph (f) at all times during which the Security Coverage Ratio exceeds 1.6, but only if any agreement or arrangement to guarantee is non-recourse to the Guarantor and the value of the new guarantee is limited to the value of its collateral;

(g)           Liens.  Create or permit to exist any Lien on any of its properties, revenues or other assets, present or future, except for (i) Permitted Liens, (ii) the existing mortgage by the Borrower for the Notes; (iii) the existing mortgage on a pushboat owned by the Borrower in favor of YPF S.A. under the fuel supply contract between YPF S.A. and the Borrower or any substitute contracts; and (iv) liens created for the purpose of bidding for the carriage of petroleum products or performance bonds in connection therewith, provided that it is understood and agreed that OFID waives the Borrower's compliance with this paragraph (g) at all times during which the Security Coverage Ratio exceeds 1.6;

(h)           Arm's Length Transactions.   Enter into any transaction except in the ordinary course of business on the basis of arm's-length arrangements (including, without limitation, transactions whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(i)           Profit Sharing Arrangements.  Enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person, except with other Guarantor Subsidiaries wholly-owned by the Guarantor, provided that towage agreement whereby remuneration is based on a percentage of freight earned shall not be deemed profit-sharing;

(j)           Management Contracts.  Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than technical vessel management agreements;

(k)           Subsidiaries.  Form or have any Subsidiary, unless (i) the incorporation of such Subsidiary does not result in an Event of Default or a Potential Event of Default occurring or continuing and (ii) the Borrower is in compliance with Sections 5.01(o) and (p) on a Consolidated Basis;

l)           Permitted Investments.  Make or permit to exist loans or advances to, or deposits (except commercial bank deposits and other deposits and escrows made in the ordinary course of business or operations for the purchase of assets or equipment) with, other Persons or investments in any Person, except to the Guarantor unless after giving effect to the incurrence of such loans, advances or deposits: (a) no Event of Default or Potential Event of Default is caused or is continuing; and (b) the Borrower is in compliance with all financial covenants in 5.01(o) and (p), and for the calculations of financial covenants, such loans or advances shall be subtracted from the Shareholders' Equity of the Borrower;

(m)           Fundamental Changes.  Change:

(i)	its Constitutive Documents in any manner which would be inconsistent with the provisions of any Transaction Document;

(ii)	its Financial Year; or

(iii)	the nature or scope of the Project;

(n)           Asset Sales.

(i)	Sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise; or

(ii)
Sell, transfer, lease or otherwise dispose of any Mortgaged Vessel or equipment thereon unless such Mortgaged Vessel or equipment is replaced by another Vessel and/or equipment of substantially equivalent type, condition and value in the reasonable discretion of OFID and subjected to a Mortgage;

(o)           Amendments, Waivers, etc., of Transaction Documents.  Terminate, amend or grant any waiver with respect to any provision of any of the Transaction Documents,

except for any changes to a Bareboat Charter or other lease agreement made in the ordinary course of business and on the basis of arm's-length transactions;

(p)           Prepayment of Long-Term Debt.  Prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless:

(i)
that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced; or

(ii)
the Borrower gives OFID at least thirty (30) days' advance notice of its intention to make the proposed prepayment and, if OFID so requires, the Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 2.07B; or

(q)           Sanctionable Practices.  Engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.

Section 5.03.  Reporting Requirements.  Unless OFID otherwise agrees, the Borrower shall:

(a)           Quarterly Financial Statements and Reports.  As soon as available but in any event within forty-five (45) days after the end of each of the first, second and third calendar quarters of each Financial Year, deliver to OFID:

(i)	two (2) copies of the Borrower's complete unaudited financial statements for such quarter prepared in accordance with the Accounting Standards, certified by the Borrower's chief financial officer;

(ii)
a statement of all transactions between the Borrower and its Affiliates, and a certification by an Authorized Representative of the Borrower that all transactions entered into by the Borrower are on the basis of arm's-length arrangements;

(iii)	a statement of all charterhire or lease payment due or made for lease arrangements or Bareboat Charters;

(iv)	a report on any factors that have or could reasonably be expected to have a Material Adverse Effect on the Borrower and

(v)	a certificate from the Borrower confirming no claims from master and crew on each Vessel owned by it;

(b)           Annual Financial Statements and Reports.   As soon as available but in any event within one hundred and twenty (120) days after the end of each Financial Year, deliver to OFID:

(i)
two (2) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared in accordance with the Accounting Standards, together with the Auditors' audit report on them, all in form satisfactory to OFID;

(ii)
a statement by the Borrower of all transactions between the Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by the Borrower's chief financial officer that those transactions were on the basis of arm's-length arrangements;

(c)           Valuations.  Within 60 days of the end of the Borrower's Financial Year, deliver to OFID a valuation of the aggregate Fair Market Value of the Mortgaged Vessels, provided that if the Prospective Debt Service Coverage Ratio of the Guarantor is less than 1.5, OFID may request at any time during the Financial Year additional valuations of the aggregate Fair Market Value of the Mortgaged Vessels;

(d)           Management Letters.  Deliver to OFID, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower's financial, accounting and other systems, management or accounts;

(e)           Annual Monitoring Report.  Within ninety (90) days after the end of its Financial Year, the Borrower shall deliver to OFID an Annual Monitoring Report confirming compliance with the Action Plan, the social and environmental covenants set forth in Sections 5.01 and 5.02 or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it;

(f)           Notice of Accidents, Etc.  Within three (3) Business Days after its occurrence, notify OFID of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower is taking or plans to take to address them and to prevent any future similar event; and keep OFID informed of the on-going implementation of those measures and plans;

(g)           Changes to Project; Material Adverse Effect.  Promptly notify OFID of any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition that has or may reasonably be expected to have a Material Adverse Effect;

(h)           Litigation, Etc.  Promptly upon becoming aware of any litigation of administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify OFID by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(i)           Default.  Promptly upon the occurrence of an Event of Default or a Potential Event of Default, notify OFID by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(j)           Insurance.  Deliver to OFID, in a timely manner, all insurance certificates, insurance reports and such other insurance-related information as OFID may reasonably request;

(k)           Amendments to Bareboat Charter or other lease arrangement.  Deliver to OFID, in a timely manner, a signed copy of any amendment made to the Bareboat Charter or other lease arrangement as such is permitted to be made by Section 5.02 (o); and

(l)           Other Information.  Promptly provide to OFID such other information as OFID from time to time requests about each Borrower, its assets and the Project.

Section 5.04.  Shipping Covenants.  At all times during the Security Period, unless OFID otherwise agrees, the Borrower shall:

(a)           Ownership of Vessels; Chartering.

(i)	Own the entire legal and beneficial interest in each of the Vessels owned by it;

(ii)	Not let that Vessel or any Mortgaged Vessel on demise charter for any period, except to the Guarantor or another Guarantor Subsidiary or Cornamusa;

(iii)
Not enter into any charter in relation to that Vessel or any Mortgaged Vessel under which more than 2 months' hire (or the equivalent) is payable in advance, except in either case with OFID's prior written consent; or

(iv)	Not charter that Vessel or any Mortgaged Vessel otherwise than on bona fide arm's length terms at the time when that Vessel or any Mortgaged Vessel is fixed;

(b)           Employment of Vessels and Mortgaged Vessels.

(i)	Not employ the Vessels or any Mortgaged Vessel in any way that might impair the value of OFID Security or in any manner contrary to any law or official requirement in any relevant jurisdiction;

(ii)
In the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessels or any Mortgaged Vessel to enter or trade to any zone which is declared a war zone by any government or by that Vessel's or any Mortgaged Vessel's war risks insurers unless the prior written consent of OFID has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which OFID may require;

(c)           Condition and Compliance with Laws and Requirements of Insurers.  Keep each Vessel or any Mortgaged Vessel, or as the case may be, shall procure that the bareboat charterer or the sub-bareboat charterer shall keep each Vessel or any Mortgaged Vessel:

(i)	in a good and safe condition and state of repairs so as to be consistent with first-class ownership and management practice;

(ii)
in compliance with all laws and regulations applicable to vessels registered at ports in the Parana-Paraguay River System or to vessels trading to any jurisdiction to which the vessels may trade from time to time; and

(iii)	in compliance with the requirements of the insurers;

(d)           Registration.

(i)	Not do or allow to be done anything as a result of which the registration of the Vessels or any Mortgaged Vessel might be cancelled or imperiled; and

(ii)	Not change the flag or port of registry any Mortgaged Vessel (except for Paraguayan registration as part of the Project);

(e)           Inspection and Surveys.

(i)	Upon reasonable notice to the Borrower, permit OFID representatives (by surveyors or other persons appointed by it for that purpose) to board any Vessels or any Mortgaged Vessel at all reasonable times at the expense of the Borrower, but without interrupting the operation and trading of that Vessel or any Mortgaged Vessel, to inspect her condition and her operating and insurance records or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections; and

(ii)
Submit the Vessel or Vessels or any Mortgaged Vessel regularly to all periodical or other surveys which may be required and, if so required by OFID, provide OFID with copies of all survey reports and, if OFID shall so require, cause the Vessels or any Mortgaged Vessel to be surveyed by a surveyor appointed by OFID; all costs arising in connection with any such survey or surveys (including, but not without limitation, the fees of the relevant surveyor or firm of surveyors appointed by OFID to make such survey or surveys) shall be borne by the Borrower;

(f)           Prevention of and Release from Arrest or Detention.

(i)	Promptly discharge in so far as the same are due and payable:

(A)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel or Vessels or any Mortgaged Vessel, or its earnings or Insurances;

(B)	all taxes, dues and other amounts charged in respect of the Vessel or Vessels or any Mortgaged Vessel, or its earnings or Insurances; and

(C)	all other outgoings whatsoever in respect of the Vessel or Vessels or any Mortgaged Vessel, or its earnings or Insurances;

(ii)
Forthwith upon receiving notice of the arrest of the Vessel or Vessels or any Mortgaged Vessel, or of her detention in exercise or purported exercise of any lien or claim, procure her release by providing bail or otherwise as the circumstances may require; and

(iii)	Immediately notify OFID of any arrest or detention of any Vessel or any Mortgaged Vessel, and of the steps taken to secure the release;

(g)           Requisition and Seizure.  In the event of requisition or seizure by any Authority of any Vessel or any Mortgaged Vessel, take all lawful steps as soon as possible to recover possession;

(h)           Information.

(i)	Promptly provide OFID with any information which it may reasonably request regarding:

(A)	amounts due to the master and crew of the Vessel or Vessels or any Mortgaged Vessel;

(B)
any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Vessel or Vessels or any Mortgaged Vessel and any payments made in respect of that Vessel or Vessels or any Mortgaged Vessel; and

(C)	any towages and salvages; and

(ii)
Upon OFID's request, give OFID information on any Vessel or any Mortgaged Vessel with respect to employment, position, state of repair, copies of all charterparties and other contracts of employment, and copies of deck and engine logs;

(i)           Legal Proceedings and Arbitration.  Notify OFID immediately of any legal proceedings or arbitration involving the Borrower or any Vessel or any Mortgaged Vessel (i) where a claim exceeds $500,000 or (ii) the proceedings relate to any alleged or actual breach of any Applicable S&E Law;

(j)           Contracts.  Perform and enforce the performance by charterers and shippers of all agreements and contracts relating to the Vessels or any Mortgaged Vessel; and

(k)           No Material Changes; Removal of Parts.  Save as contemplated by the Project:

(i)	not make any material change in the structure, type or speed of any Vessel or any Mortgaged Vessel unless such change enhances the value of such Vessel or any Mortgaged Vessel;

(ii)
not remove any material part of, or any item of equipment installed on, any Vessel or any Mortgaged Vessel unless (A) the removal does not reduce its Fair Market Value, (B) that removal is required to comply with safety regulations, or (C) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien or any right in favor of any person other than the Security Trustee and becomes on installation on the Vessel or any Mortgaged Vessel;

provided that the Borrower may install equipment owned by a third party on any Vessel or any Mortgaged Vessel if the equipment can be removed without any risk of damage to such Vessel.

Section 5.05.  Insurance Covenants.  The Borrower undertakes with OFID to comply with the following provisions of this Section 5.05 at all times during the Security Period except as OFID may otherwise permit:

(a)           Obligatory Insurances.  The Borrower insure and keep insured, with financially sound and reputable insurers, all its assets and business under insurances as specified in Annex C and any insurance required by law;

(b)           Renewal of Obligatory Insurances. The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it:

(i)
at least 21 days before the expiry of any obligatory insurance effected by it, notify OFID of the brokers and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall notify OFID in writing of the terms and conditions of the renewal promptly after the renewal.

(c)           Hull and Machinery, War Risk and Increased Value Coverage; Letters of Undertaking.  With respect to hull and machinery, war risk and increased value coverage, the Borrower in respect of each Mortgaged Vessel bareboat chartered by it shall ensure that the brokers for such coverage provide OFID with true and correct copies of (i) all cover notes and/or certificates of entry and, if requested by OFID, pro forma copies of all policies relating to such insurances which they are to effect or renew and (ii) a letter or letters of undertaking in a form acceptable to OFID and provided that this is not inconsistent with market practice such letter or letters of undertaking shall include undertakings by such brokers that:

(A)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in an agreed form and complying with the provisions of paragraph (c)(ii) of Annex C;

(B)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(C)	they will advise OFID and/or the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(D)
they will notify OFID and/or the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify OFID and/or the Security Trustee of the terms of the instructions; and

(E)
they will not set off against any sum recoverable in respect of a claim relating to such Mortgaged Vessel under such obligatory insurances any premiums or other amounts due to them or any other Person in respect of any Vessel not subject to a Mortgage or premiums due for other insurances, they waive any lien on the policies relating to such  Mortgaged Vessel or, any sums received under them, which they might have in respect of premiums or other amounts due to them or any other Person in respect of any Vessel not subject to a Mortgage or premiums due for such other insurances, and they will not cancel such obligatory insurances by reason of non-payment of premiums or other amounts due to them or any other Person in respect of any Vessel not subject to a Mortgage or premiums due for such other insurances, and will arrange for a separate policy to be issued in respect of that Mortgaged Vessel forthwith upon being so requested by OFID and/or the Security Trustee.

(d)           Protection and Indemnity Coverage; Letters of Undertaking.  The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it ensure that any protection and indemnity and/or war risks associations in which such Mortgaged Vessel is entered provides OFID with:

(i)	a copy of the certificate of entry for that Mortgaged Vessel; and

(ii)           a letter or letters of undertaking in agreed form;

(e)           Deposit of Original Policies for Hull and Machinery, War Risk and Increased Value Coverage.  With respect to hull and machinery, war risk and increased value coverage, the Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

(f)           Payment of Premiums.  The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it punctually pay or cause to be paid all premiums or other sums payable in respect of the obligatory insurances effected for such Mortgaged Vessel and produce all relevant receipts when so required by OFID.

(g)           Guarantees.  The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

(h)           Compliance With Terms of Insurances.  The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(i)
The Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which OFID has not given its prior approval;

(ii)	The Borrower shall not make any changes relating to the manager or operator of such Mortgaged Vessel unless approved by the underwriters of the obligatory insurances; and

(iii)
The Borrower shall not employ such Mortgaged Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

(i)           Alteration to Terms of Insurances.  The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it not make nor agree to any material alteration to the terms of any obligatory insurance (unless in the opinion of OFID such alteration is consistent with general market practice or relates to increased value) nor waive any material right relating to any obligatory insurance.

(j)           Settlement of Claims.  The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

(k)           Provision of Copies of Communications.  The Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it provide OFID at the time of each such communication, with copies of all written communications between the Borrower and:

(i)	the approved brokers;

(ii)	the approved protection and indemnity and/or war risks associations; and

(iii)	the approved insurance companies and/or underwriters,

which relate, in each case directly or indirectly to either any actual or threatened termination or material adverse change in the terms of any of the obligatory insurances or any recovery which, under the terms of any loss payable clause as referred to in paragraph (c) of Annex C, shall or may be payable to OFID.

(l)           Provision of Information.  In addition, the Borrower shall in respect of each Mortgaged Vessel bareboat chartered by it promptly provide OFID (or any persons which it may designate) with any information which OFID (or any such designated person) requests from time to time for the purpose of:

(i)	obtaining or preparing any report from an independent marine insurance broker as to the obligatory insurances effected or proposed to be effected; and/or

(ii)	effecting, maintaining or renewing any such insurances as are referred to in Annex C or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify OFID in respect of all fees and other expenses incurred by or for the account of OFID in connection with any such report as is referred to in paragraph (i) above.

(m)           Review of Insurance Requirements.  OFID may review the requirements of this Section 5.05 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of OFID significant and capable of affecting the Borrower or the Mortgaged Vessels and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject.)

(n)           Modification of Insurance Requirements.  OFID shall notify the Borrower of any proposed modification under 5.05 (m) to the requirements of this Section 5.05 which OFID, may reasonably consider appropriate in the circumstances and, after consultation and taking full account of the Borrower's opinions, such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Section 5.05 and shall bind the Borrower accordingly.

(o)           Compliance with Instructions.  Upon notice to the Borrower, the Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Transaction Document) to require any Mortgaged Vessel to remain at any safe port or to proceed to and remain at any safe port designated by OFID until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Section 5.05 (n).

(p)	Application of Proceeds.

(i)
At its discretion, OFID may remit the proceeds of any insurance paid to it (via the Security Trustee) to the Borrower to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to OFID under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 2.07B, provided that there shall be no minimum amount or notice period for any such prepayment; and

(ii)
The Borrower shall use any insurance proceeds it receives (whether from OFID, the Security Trustee on behalf of OFID or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset or apply towards the Project unless otherwise directed by OFID.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.  Acceleration after Default.  If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), OFID may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice.  On receipt of any such notice the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it, the prepayment premium specified in Section 2.07A on the amount of the Loan whose payment is accelerated and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02.  Events of Default.  It shall be an Event of Default if:

(a)           Failure to Pay Principal or Interest.  The Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of five (5) days;

(b)           Failure to Pay Other OFID Loans.  The Borrower fails to pay when due any part of the principal of, or interest on, any loan from OFID to the Borrower other than the Loan and any such failure continues for the relevant grace period allowed for in the agreement providing for that loan;

(c)           Failure to Comply with Obligations.  The Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between the Borrower and OFID (other than for the payment of the principal of, or interest on, the Loan), and any such failure continues for a period of thirty (30) days after the date on which OFID notifies the Borrower of that failure;

(d)           Failure by Other Parties to Comply with Obligations.  Any party to a Transaction Document (other than OFID or the Borrower) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which OFID notifies the Borrower of that failure, provided that in the case of a breach of the Section 6.01(k) of the Guarantee Agreement, the grace period shall be 90 days so long as the Guarantor Historical Debt Service Coverage Ratio is not less than 1.2;

(e)           Misrepresentation.  Any representation or warranty made in Article III or by any other party to a Transaction Document or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

(f)           Expropriation, Nationalization, Etc.  Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower, the Guarantor or any Major Guarantor Subsidiary, or its respective capital stock, or assumes custody or control of that property or other assets or of the business or operations of the Borrower, the Guarantor or such Major Guarantor Subsidiary or of its respective capital stock, or takes any action for the dissolution or disestablishment of the Borrower or the Guarantor or such Major Guarantor Subsidiary or any action that would prevent the Borrower, the Guarantor, such Major Guarantor Subsidiary or their respective officers from carrying on all or a substantial part of its business or operations;

(g)           Involuntary Proceedings.  A decree or order by a court of competent jurisdiction is entered against the Borrower, the Guarantor or any Major Guarantor Subsidiary:

(i)	adjudging such Person bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, such Person under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;

(h)           Voluntary Proceedings.  The Borrower, the Guarantor or any Major Guarantor Subsidiary:

(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)
files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(i)           Attachment.  An attachment or analogous process is levied or enforced upon or against any of the assets of the Borrower or more than 5% of the assets of the Guarantor and either is not discharged within sixty (60) days unless it is being contested in good faith by the affected party and the attachment is simply recorded with no effect either on the freedom of the attached assets to navigate or their earning capacity or on the free disposition of such earnings or replaced by a bond, guarantee or other substitute collateral provided by the insurers of such Person;

(j)           Analogous Events to Bankruptcy.  Any other event occurs with respect to the Borrower, the Guarantor or any Major Guarantor Subsidiary which under any applicable law would have an effect analogous to any of those events listed in Section 6.02 (g), Section 6.02(h) and Section 6.02 (i);

(k)           Cross-Default.

(i)
The Borrower, the Guarantor or any Major Guarantor Subsidiary fails to make any payment in respect of any of its Financial Debt (other than the Loan) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Financial Debt, and any such failure continues for more than any applicable period of grace or any such Financial Debt becomes prematurely due and payable or is placed on demand;

(ii)	An Event of Default has occurred and is continuing under any IFC Loan Document;

(iii)	The Guarantor breaches any of its obligations under the Guarantee Agreement;

(iv)	Any Guarantor Subsidiary (other than the Borrower) breaches any of its obligations under a Transaction Document to which it is a party;

(l)           Failure to Maintain Authorizations.  Any Authorization necessary for the Borrower, the Guarantor or a Major Guarantor Subsidiary to perform and observe their obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to OFID or its assignees, in Dollars, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by OFID to the Borrowers requiring that restoration or reinstatement, provided that such failure shall not be an Event of Default under this Section if the relevant Authorization is not related to (i) due organization or corporate existence, (ii) any Mortgaged Vessel, or (iii) assets representing more than 5% of the Guarantor's Vessels at any time;

(m)           Revocation, Etc., of Security Documents.  Any Security Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of OFID;

(ii)	becomes unlawful or is declared void; or

(iii)
is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for (A) a period of thirty (30) days during which period such repudiation or challenge has no effect; or (B) such shorter period as ends immediately before such repudiation or challenge becomes effective;

(n)           Revocation, etc., of Transaction Documents.  Any Transaction Document (other than a Security Document) or any of its provisions:

(i)
is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of OFID, and that event, if capable of being remedied, is not remedied to the satisfaction of OFID within thirty (30) days of OFID's notice to the Borrower; or

(ii)	becomes unlawful or is declared void; or

(iii)
is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of OFID's notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective; or

(o)           Notes.  There occurs the enforcement of any collateral, security interest or guarantee created by or given, as the case may be, by the Borrower or any Guarantor Subsidiary securing the repayments of the Notes and all amount due to holders of the Notes.

Section 6.03.  Bankruptcy.  If the Borrower, the Guarantor or a Major Guarantor Subsidiary is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

MISCELLANEOUS

Section 7.01.  Saving of Rights.  (a)   The rights and remedies of OFID in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of OFID into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of OFID in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)           No course of dealing or waiver by OFID in connection with any condition of Disbursement of the Loan under this Agreement shall impair any right, power or remedy of OFID with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of OFID with respect to any Disbursement affect or impair any right, power or remedy of OFID with respect to any other Disbursement.

(c)           Unless otherwise notified to the Borrower by OFID and without prejudice to the generality of Section 7.01 (b), the right of OFID to require compliance with any condition under this Agreement that may be waived by OFID with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d)           No course of dealing and no failure or delay by OFID in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of OFID with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of OFID with respect to any other default.

Section 7.02.  Notices.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Subject to Section 5.03 (h) and (i) and Section 7.05, any such communication may be delivered by hand, airmail, facsimile or established courier service to the party's address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Benjamin Constant 835 e/Montevideo y Ayolas
Edif. Jacaranda
1st Floor
Asunción, Paraguay
Facsimile: +595 21 445 415 ext. 103

with a copy to:

Ravenscroft Ship Management Inc.
3251 Ponce de Leon Blvd.
Coral Gables, Florida 33134
Facsimile: +305-507-2001

For OFID:

The OPEC Fund for International Development
Parkring 8
A-1010 Vienna
Austria

Facsimile:	+43-1-5139238

Attention:	Assistant Director-General, Private Sector

Section 7.03.  English Language.  (a)  All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

(b)           To the extent that the original version of any document to be provided, or communication to be given or made, to OFID under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original.  OFID may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower.  OFID may deem any such English translation to be the governing version between the Borrower and OFID.

Section 7.04.  Term of Agreement.  This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05.  Applicable Law and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)           For the exclusive benefit of OFID, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which the Borrower is a party may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York  located in the Borough of Manhattan.  By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Paraguay, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c)           Nothing in this Agreement shall affect the right of OFID to commence legal proceedings or otherwise sue the Borrower in Paraguay or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d)           The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding OFID may bring in the State of New York in respect of this Agreement.

(e)           As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding OFID may bring in New York, New York, United States of America, with respect to this Agreement.  The Borrower shall keep OFID advised of the identity and location of such agent.

(f)           The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.  In such a case, OFID shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(g)           Service in the manner provided in Sections 7.05 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(h)           The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by OFID in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by OFID.

(i)           To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j)           Notwithstanding anything in this Agreement or in the Transaction Documents to the contrary, no provision of this Agreement or of the Transaction Documents shall be construed as a waiver by OFID of any of the immunities, privileges and exemptions granted to OFID under the Agreement Establishing OFID, international law, by international conventions and any existing or future agreements between OFID and Paraguay.

(k)           To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring OFID in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.06.  Disclosure of Information.  (a)  OFID may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrower, the Guarantor or any Guarantor Subsidiary to:

(i)	its outside counsel, auditors and rating agencies,

(ii)	any Person who intends to purchase a participation in a portion of the Loan, provided that such Person has entered into a suitable non-disclosure agreement, and

(iii)
any other Person as OFID may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of OFID's rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b)           The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and OFID, a disclosure of information by OFID in the circumstances contemplated by Section 7.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

(c)           The Borrower, the Guarantor and Ultrapetrol may disclose the contents of the Transaction Documents as may be required by law or by the rules of the exchange on which such Person's securities are quoted.

Section 7.07.  Successors and Assignees.  This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of their rights or obligations under this Agreement without the prior consent of OFID.

Section 7.08.  Amendments, Waivers and Consents.  Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.09.  Counterparts.  This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

OFID Loan Agreement No. [●]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

UABL PARAGUAY S.A.

By:
Name:	Felipe Menendez Ross
Title:	Attorney-in-Fact

THE OPEC FUND FOR INTERNATIONAL DEVELOPMENT

By:
Name:
Title:

ANNEX A

PROJECT COST AND FINANCIAL PLAN

ESTIMATED PROJECT COST	US$000%
Pushboat Modification & Re-Engining: Construction of Zonda 1	52,463	23.3
Existing Barge Enlargement and Rebottoming	58,000	25.8
Barge/Pushboat Construction and Purchase	114,308	50.9
TOTAL PROJECT COST	224,771	100.0

FINANCIAL PLAN
IFC Loan	60,000	26.7
OFID Loan	15,000	6.7
Internal Cash Flow/Shareholders' Loan(s)	149,770	66.6
TOTAL SOURCES OF FINANCING	224,771	100.0

ANNEX B
PROJECT AUTHORIZATIONS

Section 1 - Authorizations Already Obtained

(a)	authorizations relating to the business of the Borrower; the Guarantor and each Guarantor Subsidiary (other than the Borrower) as it is presently carried on and as it is contemplated to be carried on;

(b)	resolutions of the board of directors of the Borrower authorizing the execution and performance by the Borrower of this Agreement and the other Transaction Documents to which the Borrower is a party;

(c)
resolutions of the board of directors of each of the Guarantor and each Guarantor Subsidiary (other than the Borrower) authorizing the execution and performance by each of the Guarantor and each Guarantor Subsidiary (other than the Borrower) of the Transaction Documents to which each is a party; and

(d)
resolutions of the shareholders of the Guarantor approving the resolutions of the Guarantor's board of directors and the execution and performance by the Guarantor of the Transaction Documents to which it is a party.

Section 2 - Authorizations to be Obtained Prior to or Concurrently with a Disbursement for Purposes of Sections 4.01 (Conditions of Disbursement)

(a)	the authorization by the Deputy Commissioner's Office of the Bareboat Registration of each Mortgaged Vessel; and

(b)	Certificate of Registry of each Mortgaged Vessel under the Paraguayan flag.

ANNEX C

INSURANCE REQUIREMENTS

(a)           Maintenance of Obligatory Insurances.  The Borrower shall keep each Vessel owned by it and each Mortgaged Vessel bareboat chartered by it insured, at its expense, against:

(i)	fire and usual marine risks (including hull and machinery and excess risks);

(ii)	war risks;

(iii)	protection and indemnity risks; and

(iv)
any other risks (excluding loss of earnings insurance) against which OFID may advise, having regard to practices and other circumstances prevailing at the relevant time, that it would be reasonable for the Borrower to insure, as specified by OFID by notice to the Borrower.

(b)           Terms of Obligatory Insurances.  The Borrower shall effect such Insurances:

(i)	in Dollars;

(ii)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis (including increased value) equal at all times to the Fair Market Value of such Vessel or, in the case of Mortgaged Vessels, in an amount on an agreed value basis (including increased value) equal at all times to the greater of (A) the Fair Market Value of such Mortgaged Vessel and (B) for so long as any amounts are outstanding under this Agreement, the UABLPN Loan Agreement and the UABLPY Loan Agreement, an amount which, when added to the amounts of such insurance on the other Mortgaged Vessels, is 110% of the aggregate outstanding principal amount due and owing by the Borrower under this Agreement, the UABLPN Loan Agreement and the UABLPY Loan Agreement;

(iii)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry;

(iv)	in relation to protection and indemnity risks in respect of the full tonnage of each Vessel;

(v)	on terms approved by OFID; and

(vi)
through brokers and with insurance companies and/or underwriters approved by OFID acting or, in the case of war risks and protection and indemnity risks, in war risks and protection and indemnity risks associations, at all times with reputable international brokers, companies, underwriters and mutual insurance associations.

(c)           Further Protections for OFID.  In addition to the terms set out in paragraph (b) above, the Borrower shall procure that the obligatory insurances shall:

(i)
if so required by OFID and in so far as obtainable on reasonable commercial terms (except in relation to risks referred to in paragraphs (b)(iii) and (iv)) name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(ii)	in relation to risks referred to in paragraphs (b)(iii) and (iv), name (or be amended to name) the Security Trustee, IFC and OFID as co-assureds under a Misdirected Arrows clause;

(iii)	name the Security Trustee as loss payee in accordance with the loss payable clauses attached as exhibits to the Insurance Assignment in respect of such Mortgaged Vessel;

(iv)
provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee in respect of such Mortgaged Vessel shall be made without set-off, counterclaim or deductions or condition whatsoever except as permitted by Section 5.05(c)(ii)(E);

(v)
provide that the insurers shall waive, to the fullest extent permitted by law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee under the Security Documents, until the Loan shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (iv) from making personal claims against persons

(other than the Borrower, IFC, OFID or the Security Trustee) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(vi)
provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by OFID or the Security Trustee in respect of the Mortgaged Vessels (but in no case shall OFID have double insurance for the same risks);

(vii)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and

(viii)
provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of OFID or the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective with respect to OFID or the Security Trustee for 15 days (or 7 days in the case of war risks) after receipt by OFID and the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

(d)           Reinsurance.  In respect of any reinsurance relating to any Mortgaged Vessel for which there is a legal obligation to place the primary insurance in the local market where the such Mortgaged Vessel operates or in which such Mortgaged Vessel is registered or in which a bareboat charter agreement in respect thereof is registered, such primary insurance shall contain a "cut-through" clause acceptable to OFID if permitted by applicable laws of such place if obtainable from reinsurers on normal commercial terms.

(e)           Mortgagee's Interest Insurance.  In respect of the Mortgaged Vessels, the Borrower shall subscribe and thereafter maintain and renew, at its sole expense, in an amount not less than 110 percent of the aggregate of the UABLPY Loan, the UABLPN Loan and the Loan, on such terms, through such insurers and generally in such manner as OFID and/or the Security Trustee may from time to time consider appropriate, a mortgagee's interest marine insurance covering the Mortgaged Vessels and providing for the indemnification of IFC, OFID and the Security Trustee for any losses under or in connection with any Security Document which directly or indirectly result from loss of or damage to any Mortgaged Vessel covered by such insurance or a liability of any such Mortgaged Vessel or of the Borrower or the operator thereof, being a loss or damage which is prima facie covered by an obligatory insurance under paragraph (a) above but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning, among other things:

(i)	any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of any such Mortgaged Vessel or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance; and/or

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (A) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of any such Mortgaged Vessel and/or any such Mortgaged Vessel being unseaworthy.

The Borrower shall upon demand fully indemnify OFID and/or the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

 SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(k) of the Loan Agreement)

[the Borrower's / Guarantor/ Bareboat Charterer Letterhead]

[Date]

The OPEC Fund for International Development
Parkring 8
A-1010 Vienna
Austria

Attention:  Assistant Director-General, Private Sector

Ladies and Gentlemen:

Certificate of Incumbency and Authority

With reference to the Loan Agreement between you and UABL Paraguay S.A. (the "Borrower") dated ________, ___ (the "Loan Agreement"), I, the undersigned [name of office] of [Name of Party], ("[●]"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons, each of whom are, and will continue to be, authorized:

(a)           to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Section 2.02 of the Loan Agreement;

(b)           to sign the certifications provided for in Sections 4.01 and 4.02 of the Loan Agreement; and

(c)           to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which OFID and [●] may be parties.

Name*	Office	Specimen Signature

You may assume that any such person continues to be so authorized until you receive written notice from an Authorized Representative of the Borrower that they, or any of them, is no longer so authorized.

Yours truly,

UABL PARAGUAY S.A.

By
[Title]

*   Designations may be changed by the Borrower at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower where applicable.

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT

(See Section 2.02 and Section 4.03 of the Loan Agreement)

[the Borrower's Letterhead]

[Date]

The OPEC Fund for International Development
Parkring 8
A-1010 Vienna
Austria

Attention:  Assistant Director-General, Private Sector

Ladies and Gentlemen:

Investment No. ____
Request for Loan Disbursement No. [    ]*

1.           Please refer to the Loan Agreement (the "Loan Agreement") dated ___________, ___, between UABL Paraguay S.A. (the "Borrower") and The OPEC Fund for International Development ("OFID"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.           The Borrower irrevocably requests the disbursement on ____________, ____ (or as soon as practicable thereafter) of the amount of ____________ (____________) under the Loan (the "Disbursement") in accordance with the provisions of Section 2.02 of the Loan Agreement.  You are requested to pay such amount as follows: [insert payment instructions]

*           Each to be numbered in series.

SCHEDULE 2

3.           For the purpose of Sections 4.01 and 4.02 of the Loan Agreement, the Borrower certifies as follows:

(a)           no Event of Default and no Potential Event of Default has occurred and is continuing;

(b)           the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Project, or will be needed for such purpose within three (3) months of such date, or are for the repayment of Shareholder Loans outstanding as of the date of the Disbursement and attached hereto are copies of the most recently published financial statements evidencing such Shareholder Loan(s) and the amount outstanding is confirmed by the Guarantor's chief financial officer as at the date of the Disbursement;

(c)          since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d)           since the date of the Loan Agreement none of the Borrower, the Guarantor or any other Guarantor Subsidiary has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 of the Loan Agreement);

(e)           the representations and warranties made in Article III of the Loan Agreement and Article V of the Guarantee Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date;

(f)           after giving effect to the Disbursement, none of the Borrower or the Guarantor will not be in violation of:

(i)	its Constitutive Documents;

(ii)	any provision contained in any document to which such Person is a party (including the Loan Agreement) or by which such Person is bound; or

(iii)
any law, rule, regulation, Authorization or agreement or other document binding on such Person directly or indirectly, limiting or otherwise restricting such Person's borrowing power or authority or its ability to borrow.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement.  If any of these

SCHEDULE 2

certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify OFID.

Yours truly,

UABL PARAGUAY S.A.

By
Authorized Representative

SCHEDULE 3

FORM OF DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[the Borrower's Letterhead]

The OPEC Fund for International Development
Parkring 8
A-1010 Vienna
Austria

Attention:  Assistant Director-General, Private Sector

Ladies and Gentlemen:

Investment No. ____
Disbursement Receipt No. [    ]*

We, UABL Paraguay S.A., hereby acknowledge receipt on the date hereof, of the sum of ___________  (___) disbursed to [●] by The OPEC Fund for International Development ("OFID") under the Loan of __________ (___) provided for in the Loan Agreement dated ______, ____ between us and OFID.

Yours truly,

UABL PARAGUAY S.A.

By
Authorized Representative**

*       To correspond with number of the Disbursement request.  See Schedule 2.

**       As named in the Borrower’s  Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 4

FORM OF ACCEPTANCE OF SERVICE OF PROCESS LETTER
[Letterhead of Agent for Service of Process]
(See Section 4.01 (l) of the Loan Agreement)

[Date]

[Name of Company Appointing CT Corp. as Agent for Service of Process]
c/o Ravenscroft Ship Management Inc.
3251 Ponce De Leon Blvd.
Coral Gables, Florida 33134

RE:           Designation to receive service of process in connection with Section [●] of [Name of Document] dated as of [●] (the "[●]") between (i) [●] ("[●]") and (ii) [●] ("[●]")

Dear Sirs:

Pursuant to Section [●] of [Name of Document] [●] has irrevocably designated and appointed the undersigned, CT Corporation System ("CT"), with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the [Name of Document] in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has accepted that appointment as process agent as set forth in Section [●] of the [Name of Document], and agrees with you that the undersigned (i) shall inform OFID promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section [●] of the [Name of Document] and (iii) shall forward promptly to [●] any legal process received by the undersigned in its capacity as process agent to the following addresses:

For [●]

[Address]

SCHEDULE 4

With a copy to:

Leonard J. Hoskinson
c/o Ravenscroft Ship Management Inc.
3251 Ponce De Leon Blvd.
Coral Gables, Florida 33134
United States of America
Telephone: 305-507-2000

We acknowledge receiving $[●] as payment of our charges for the first year of this appointment for [●].  Leonard J. Hoskinson c/o Ravenscroft Ship Management Inc., 3251 Ponce De Leon Blvd., Coral Gables, Florida 33134 will be billed annually at our then current renewal rate so long as such bills continue to be paid, or until we are advised in advance in writing to discontinue our representation.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section [●] of the Loan Agreement.

Our acceptance of this designation and our continued representation is contingent upon our receipt of timely payment of charges for this service.

Yours truly,

CT Corporation System

By
Title:

cc:	The OPEC Fund for International Development
Parkring 8
A-1010 Vienna
Austria
Attn: Operations Management Department

SCHEDULE 5

FORM OF LETTER TO GUARANTOR'S AUDITORS
(See 5.01(e) of
the Loan Agreement)

[the Borrower's Letterhead]

[Date]

[NAME OF AUDITORS]
[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to The OPEC Fund for International Development of Parkring 8, A-1010 Vienna, Austria ("OFID"), all such information as OFID may reasonably request with regard to the financial statements (both audited and unaudited), accounts and operations of the undersigned company and UABL Limited.  We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned company and OFID dated ___________, ____ (the "Loan Agreement").  For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned company to OFID to enable us to satisfy our obligation to OFID under Section 5.03 (b) (i) of the Loan Agreement. When submitting the same to OFID, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to OFID.

Please note that under Section 5.03 (c) of the Loan Agreement, we are obliged to provide OFID with a copy of any management letter or other communication sent by you to the undersigned company or its management in relation to such company's financial, accounting and other systems, management or accounts.

SCHEDULE 5

Please also submit each such communication and report to OFID with the audited accounts.

For our records, please ensure that you send to us a copy of every letter that you receive from OFID immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

UABL PARAGUAY S.A.

By
Authorized Representative

Enclosure

SCHEDULE 6

FORM OF BORROWER'S CERTIFICATION
ON DISTRIBUTION OF DIVIDENDS

(See Section 5.02 (a) of the Loan Agreement)
[the Borrower's Letterhead]

[Date]

The OPEC Fund for International Development
Parkring 8
A-1010 Vienna
Austria

Attention:  Assistant Director-General, Private Sector

Dear Sirs:

1.           Please refer to the Loan Agreement (the "Loan Agreement") dated ____________, ____ between UABL Paraguay S.A. (the "Borrower") and The OPEC Fund for International Development ("OFID"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.           This is to inform you that the Borrower plans a distribution of dividends to its shareholders in the aggregate amount of ______________ (______), such distribution to commence on or about _________, ___.  Pursuant to Section 5.02 (a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:

(a)
the proposed payment or distribution is out of retained earnings or out of any other reserves legally created for such purpose; provided always that the sum of the retained earnings and such reserves is not less than zero after giving effect to such payment; and

(c)	both before and after giving effect to the proposed distribution no Event of Default or Potential Event of Default has occurred and is continuing;

SCHEDULE 6

3.           The Borrower undertakes not to give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters in section 2 of this certification.

Yours truly,

UABL PARAGUAY S.A.

By
Authorized Representative

SCHEDULE 7

ACCEPTABLE BROKERS

(See Section 1.01 of the Loan Agreement)

1.	Cooper Brothers S.R.L.
Viamonte 464 Piso 10
Buenos Aires, Argentina
Attn: Gustavo Cassiau
	Phone:	11-54-14-311-3121 / 3
	Fax:	11-54-14-312-2545

2.	Atlantic Shipping Brokers Inc. D.B.A. Southport Atlantic
11380 Prosperity Farms Road, Suite 104
Palm Beach Gardens, Florida 33410
Attn: Arthur Beckmann
	Phone:	561-775-3323
	Fax:	561-775-7539

3.	Merrill Marine Remarketing & Capital Group
11722 Studt Avenue
St. Louis, Missouri 63141
Attn: Pete Merrill
	Phone:	314-569-2400
	Fax:	314-569-4049